Exhibit 4.24

DATED              2017

GRUYERE HOLDINGS PTY LTD

with

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

COMMONWEALTH BANK OF AUSTRALIA

WESTPAC BANKING CORPORATION

Acting as Issuing Banks

BANK GUARANTEE FACILITY AGREEMENT

THE SCHEDULES

THIS AGREEMENT is dated              2017 and made between:

(1)	GOLD FIELDS LIMITED (the “Parent”);

(2)	GRUYERE HOLDINGS PTY LTD ABN 65 615 728 491 (the “Original Borrower”);

(3)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as guarantors (together with the Parent, the “Original Guarantors”); and

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as issuing banks (the “Original Issuing Banks”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 22 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 22 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” has the meaning given to it in the Syndicated Facility Agreement.

“Agreement” means this agreement.

“Anti-Corruption Laws” means:

(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”);

(b)	the US Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time) or the rules and regulations thereunder (the “FCPA”);

(c)	the Bribery Act 2010;

(d)	the following South African laws:

(i)	the South African Prevention and Combating of Corrupt Activities Act, 2004;

(ii)	the South African Prevention of Organised Crime Act, 1998;

(iii)	the South African Protection of Constitutional Democracy Against Terrorist Related Activities Act, 2004;

(e)	any other applicable law in any applicable jurisdiction (including any (i) statute, ordinance, rule or regulation; (ii) order of any court, tribunal or any other judicial body; and (iii) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(i)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(ii)	is broadly equivalent to the FCPA and/or the Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.

“APLMA” means the Asia Pacific Loan Market Association.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Associate” has the meaning given to such term in Clause 18.1 (Financial definitions) of this Agreement.

“Auditors” means, at any time, the auditors of the Parent at that time, being as at the date of this Agreement KPMG and any replacement for those auditors appointed by the Parent.

“Australian Withholding Tax” means any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Tax Act or Subdivision 12F of Schedule 1 to the Tax Administration Act 1953 (Cth).

“Availability Period” means the period from and including the date of this Agreement to and including the date which is one (1) Month prior to the Termination Date.

“Available Commitment” means an Issuing Bank’s Commitment minus:

(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

other than that Issuing Bank’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Issuing Bank’s Available Commitment.

“Bank Guarantee” means:

(a)	a bank guarantee substantially in the form set out in Schedule 9 (Form of Bank Guarantee); or

(b)	any other guarantee, indemnity, letter of credit or other instrument in a form requested by the Parent and agreed by the applicable Issuing Bank.

“Basel III” has the meaning set out in paragraph (b) of Clause 11.1 (Increased costs).

“BBSY Bid” means:

(a)	the applicable Screen Rate as of the Specified Time on the Quotation Day for Australian dollars and for a period equal in length to 30 days; or

(b)	as otherwise determined under Clause 9.5 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, BBSY Bid shall be deemed to be zero.

“Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 22 (Changes to the Obligors).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Sydney, Perth and Johannesburg.

“Cerro Corona Project” means the development of the gold and copper deposits in Peru by the Cerro Corona Subsidiary.

“Cerro Corona Subsidiary” means Gold Fields La Cima S.A..

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Issuing Bank, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Issuing Bank, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which an Issuing Bank becomes aware in its capacity as, or for the purpose of becoming, an Issuing Bank or which is received by an Issuing Bank in relation to, or for the purpose of becoming an Issuing Bank under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Issuing Bank, if the information was obtained by that Issuing Bank directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Issuing Bank of Clause 31 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Parent; and

(iii)	is known by that Issuing Bank before the date the information is disclosed to it in accordance with sub-paragraph (i) or (ii) above or is lawfully obtained by that Issuing Bank after that date, from a source which is, as far as that Issuing Bank is aware, unconnected with the Group and which, in either case, as far as that Issuing Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form as set out in Schedule 11 (Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Issuing Banks.

“Consolidated EBITDA” has the meaning set out in Clause 18.1 (Financial Definitions).

“Consolidated Tangible Net Worth” means, at any time, the “Shareholders’ Equity”, as reported in the “Group Statement of Changes in Shareholders’ Equity” in the last set of annual consolidated financial statements of the Parent delivered to the Issuing Banks pursuant to this Agreement.

“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum and articles of association, certificate of incorporation, articles of incorporation or commercial registration certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Issuing Bank” means any Issuing Bank:

(a)	which has failed to issue a Bank Guarantee or has notified the Parent that it will not issue a Bank Guarantee in accordance with Clause 5.5 (Issue of Bank Guarantee) or has failed to pay a claim or has notified the Parent that it will not pay a claim in accordance with (and as defined in) Clause 6.1 (Claims under a Bank Guarantee);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay or issue a Bank Guarantee is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

in the case of payment, payment is made within five (5) Business Days of its due date, or in the case of issuing a Bank Guarantee, the Bank Guarantee is issued within five (5) Business Days of the Utilisation Date; or

(ii)	the Issuing Bank is disputing in good faith whether it is contractually obliged to make the payment or issue the Bank Guarantee in question.

“Development Agreement” means the development agreement dated on or around the date of this Agreement between Gruyere Management Pty Ltd (as agent for and on behalf of GRL and GMC as joint venturers) and APA Power Holdings Pty Ltd ABN 57 149 762 121.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or system-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Electricity Supply Agreement” means the electricity supply agreement dated on or around the date of this Agreement between Gruyere Management Pty Ltd (as agent for and on behalf of GRL and GMC as joint venturers) and APA Power Holdings Pty Ltd ABN 57 149 762 121.

“Encumbrance” means:

(a)	any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person;

(b)	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

(c)	any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest.

It does not include a PPSA Deemed Security Interest.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business which relates to the pollution, degradation or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Material Group Company conducted on or from the properties owned or used by that Material Group Company.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Existing Group Facility Agreement” means the US$1,290,000,000 credit facilities agreement dated 6 June 2016 between, among others, the Parent and the financial institutions listed therein, as amended from time to time or any other any credit facility, bond, or note facility entered into for the purpose of refinancing this agreement.

“Existing Issuing Bank” has the meaning given to it in Clause 21.1 (Assignments and transfers by the Issuing Banks).

“Expiry Date” means, for a Bank Guarantee, the last day of its Term.

“Facility” means the bank guarantee facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office(s) notified by an Issuing Bank to the Parent in writing on or before the date it becomes an Issuing Bank (or, following that date, by not less than five (5) Business Days’ written notice) as the office(s) through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code and any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; and

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement, any Accession Letter, any Resignation Letter and any other document designated as such by the Issuing Banks and the Parent.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force as at the date of this Agreement, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

(i)	used primarily as a method of raising credit; or

(ii)	not made in the ordinary course of business;

(g)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)	any amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the Termination Date; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of its items referred to in paragraphs (a) to (k) above.

“Financial Year” means, at any time, the financial year of the Group ending on 31 December in each calendar year.

“GAAP” means the generally accepted accounting principles set out in IFRS.

“Ghanaian Companies” means Gold Fields Ghana Limited and Abosso Goldfields Limited.

“GMC” means Gruyere Mining Company Pty Ltd ABN 11 615 729 005 (a wholly owned Subsidiary of the Original Borrower).

“GRL” means Gold Road Resources Limited ABN 13 109 289 527.

“Group” means the Parent and each of its Subsidiaries from time to time.

“Group Company” means a member of the Group.

“Gruyere Gold JV” means the 50:50 unincorporated joint venture between GMC and GRL for the development and operation of the Gruyere Gold Project, established pursuant to the Gruyere Gold JV Agreement.

“Gruyere Gold JV Agreement” means the joint venture agreement dated 6 December 2016 between GMC, GRL and others.

“Gruyere Gold Project” means the Gruyere gold mineral resource project in Western Australia including Central Bore, the Attila and Alaric deposits and the YAM14 and Toto prospects located approximately 200 kilometres east of Laverton.

“GST” has the meaning given in the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Guarantor” means an Original Guarantor or an Additional Guarantor unless, in the case of an Additional Guarantor, it has ceased to be a Guarantor in accordance with Clause 22 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increased Costs” has the meaning given to it in paragraph (b) of Clause 11.1 (Increased costs).

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Financial Indebtedness”.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Information” has the meaning given to such term in paragraph (a) of Clause 16.10 (No misleading information).

“Insolvency Event” means, in relation to an Issuing Bank, that:

(a)	any receiver, administrative receiver, administrator, liquidator, compulsory manager or other similar officer is appointed in respect of that Issuing Bank or all or substantially all of its assets;

(b)	that Issuing Bank is subject to any event which has an analogous effect to any of the events specified in paragraph (a) above under the applicable laws of any jurisdiction; or

(c)	that Issuing Bank suspends making payments on all or substantially all of its debts or publicly announces an intention to do so.

“Issuing Bank” means:

(a)	any Original Issuing Bank; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 21 (Changes to the Issuing Banks),

which in each case has not ceased to be an Issuing Bank in accordance with the terms of this Agreement.

“Interpolated Screen Rate” means the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than 30 days; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds 30 days,

each as of the Specified Time on the Quotation Day for Australian dollars.

“LMA” means the Loan Market Association.

“Low Rating Period” means any period during which:

(a)	the long term credit rating then published by Moody’s in respect of the Parent is Ba2 or lower; and

(b)	the long term credit rating then published by Standard & Poor’s in respect of the Parent is BB or lower.

“Majority Issuing Banks” means:

(a)	at any time there are only three (3) Issuing Banks, an Issuing Bank or Issuing Banks whose Commitments aggregate 66 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 per cent. or more of the Total Commitments immediately prior to the reduction); and

(b)	at any other time an Issuing Bank or Issuing Banks whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to the reduction).

“Market Capitalisation” means the product obtained as a result of multiplying (A) by (B), where (A) is the average closing price for the issued shares of the Parent on the Johannesburg Stock Exchange during the 30 day period prior to the date the relevant Obligor or Material Group Company has entered into a legally binding commitment to make the relevant acquisition or investment or the relevant sale, lease, transfer or other disposal (as applicable) and (B) is the total number of shares (including, without double counting those represented by American depository receipts) issued by the Parent.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group taken as a whole;

(b)	the ability of an Obligor to perform its financial or other material obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of the Finance Documents or any of them.

“Material Group Company” means:

(a)	the Obligors; and

(b)	any member of the Group from time to time that is not a Non-Material Group Company;

and “Material Group Companies” means, as the context requires, all of them.

“Maximum Liability” means, in respect of a Bank Guarantee, the amount specified in that Bank Guarantee as the maximum liability (exclusive of interest on that maximum liability) under that Bank Guarantee less any amount by which that specified maximum liability has been reduced.

“Mining Charter” has the meaning given to it in Clause 20.9 (Creditors’ process).

“Month” means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

Paragraphs (a) and (b) above will only apply to the last Month of any period.

“Moody’s” means Moody’s Investor Services Inc., or any successor to its rating agency function.

“MPRDA” has the meaning given to it in Clause 20.9 (Creditors’ Process).

“New Issuing Bank” has the meaning given to it in Clause 21.1 (Assignments and transfers by the Issuing Banks).

“Newshelf” means Newshelf 899 Proprietary Limited, a company incorporated under the laws of South Africa.

“Non-Material Group Company” means, at any time, a member of the Group (other than an Obligor) which had EBITDA (determined on the same basis as Consolidated EBITDA) and gross assets in its most recently ended Financial Year (on a consolidated basis taking into account it and its Subsidiaries only) less than 10 per cent. of Consolidated EBITDA (but including, for these purposes only, the net income of any Project Finance Subsidiaries) and gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 16.11 (Financial Statements)). Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries), provided that:

(a)	if, in the case of any member of the Group which itself has Subsidiaries, no consolidated financial statements are prepared and audited, its consolidated EBITDA and gross assets shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its Subsidiaries, prepared for this purpose by the Parent;

(b)	if any intra-Group transfer or re-organisation takes place, the audited financial statements of the Group Company and all relevant members of the Group shall be adjusted by the Parent in order to take into account such intra-Group transfer or re-organisation; and

(c)	the audited financial statements of the Group and any relevant member of the Group shall be adjusted in such a manner as the Auditors think fair and appropriate to take account of the acquisition or disposal of any member of the Group or any business of any member of the Group, after the date or at which the audited financial statements of the Group are made up.

Should there be any dispute regarding whether any member of the Group is or is not a Non-Material Group Company such dispute shall be referred, at the request of the Issuing Banks, to the Auditors and a report by the Auditors that a member of the Group is or is not a Non-Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties. The costs of obtaining the report by the Auditors will be borne by the unsuccessful party to the dispute.

“Obligor” means a Borrower or a Guarantor.

“Offshore Associate” means a Tax Associate:

(a)	which is a non-resident of Australia and does not become an Issuing Bank or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Tax Associate in Australia; or

(b)	which is a resident of Australia and which becomes an Issuing Bank or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Tax Associate in that country; and

which does not become an Issuing Bank and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.

“Original Financial Statements” means the unaudited consolidated financial statements of the Parent for the Financial Year ended 31 December 2016.

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, transfer or other disposal:

(a)	by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group;

(b)	by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;

(c)	by an Obligor to another Obligor (other than to an Additional Obligor);

(d)	by a member of the Group that is not an Obligor to an Obligor or by an Obligor to an Additional Obligor or to a member of the Group that is not an Obligor if such sale, lease, transfer or other disposal is concluded at arm’s length;

(e)	by a member of the Group that is not an Obligor to another member of the Group that is not an Obligor;

(f)	by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any Material Group Company (other than a sale, lease, transfer or other disposal referred to in paragraphs (a), (b), (c), (d), (e), and (h)) does not exceed (at the time of the relevant disposal) 20 per cent. of Market Capitalisation in any Financial Year and does not exceed (at the time of the relevant disposal), in aggregate during the period from the date of this Agreement to the Termination Date, either:

(i)	in respect of any such sale, lease, transfer or other disposal made during a Low Rating Period, 25 per cent. of Market Capitalisation; or

(ii)	in respect of any such sale, lease, transfer or other disposal made otherwise than in a Low Rating Period, 30 per cent. of Market Capitalisation;

(g)	by any member of the Group to any other person where: (i) the relevant sale, lease, transfer or other disposal is completed during a Low Rating Period; (ii) the relevant member of the Group became legally committed to make the sale lease, transfer or other disposal prior to the commencement of that Low Rating Period; and (iii) the relevant sale lease, transfer or other disposal would have been permitted pursuant to paragraph (f) above if on the date on which it was completed, a Low Rating Period was not then continuing; or

(h)	for which the Majority Issuing Banks have given their prior written consent.

“Permitted Encumbrance” means:

(a)	any Encumbrance created prior to the date of this Agreement which (i) is disclosed in the Original Financial Statements and (ii) in all circumstances secures only indebtedness outstanding or a facility available at the date of this Agreement if the principal amount or original facility thereby secured is not increased after the date of this Agreement;

(b)	any title transfer or retention arrangement entered into by any member of the Group in the normal course of its trading activities and on terms no worse for that member of the Group than the standard terms of the relevant supplier;

(c)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

(d)	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of any member of the Group;

(e)	any Encumbrance over or affecting (or transaction described in paragraph (b) of Clause 19.3 (Negative pledge) (“Quasi-Encumbrance”) affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to paragraph (b), (c) or (d) above or, (f), (g), (i), (j) or (k) below) removed or discharged within six (6) months of the date of acquisition of such asset;

(f)	any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to paragraph (b), (c), (d) or (e) above or (g), (i), (j) or (k) below) removed or discharged within six (6) months of that company becoming a member of the Group;

(g)	any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary (other than the Cerro Corona Subsidiary);

(h)	any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(i)	in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company (other than the Cerro Corona Subsidiary), any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of any Encumbrance or Quasi-Encumbrance other than any permitted under paragraphs (a) to (h) above and (k) and (l) below), does not at any time exceed 12 per cent. of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

(j)	any Encumbrance granted in favour of GRL by way of cross-security for performance of obligations under the Gruyere Gold JV Agreement;

(k)	any other Encumbrance or Quasi-Encumbrance as agreed by the Majority Issuing Banks in writing; or

(l)	any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona Project over the business or assets of the Cerro Corona Subsidiary or over the Ownership Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this paragraph (I) does not at any time in aggregate exceed two hundred million US dollars (US$200,000,000) (or its equivalent). In this paragraph (l) “Ownership Interests” means (i) the shares issued by the Cerro Corona Subsidiary, (ii) any shareholder loans made to the Cerro Corona Subsidiary (iii) to the extent required by Peruvian law, the shares in the Holding Company which directly owns the shares issued by the Cerro Corona Subsidiary provided that such Holding Company’s sole assets are shares issued by, and any loans made by it to, the Cerro Corona Subsidiary and its sister company, Minera Gold Fields S.A.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under the Syndicated Facility Agreement;

(c)

arising under the credit facilities agreement dated 6 June 2016 between the Parent, GFI Joint Venture Holdings Proprietary Limited, Gold Fields Operations Limited, Gold Fields Orogen Holding (BVI) Limited and Gold Fields Ghana Holdings (BVI)

Limited, the subsidiaries of the Parent listed in part I of schedule 1 to that agreement, the financial institutions listed in part II of schedule 1 to that agreement, the financial institutions listed in part III of schedule 1 to that agreement, the financial institutions listed in part IV of schedule 1 to that agreement and The Bank of Tokyo-Mitsubishi UFJ, Ltd.;

(d)	arising under any environmental bond which any member of the Group is required to issue by any applicable law;

(e)	arising in connection with the Cerro Corona Project provided that, the aggregate amount of all such Financial Indebtedness does not at any time exceed two hundred million US dollars (US$200,000,000) (or its equivalent);

(f)	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

(g)	of the Group existing and available on the date of this Agreement (or, of any person that becomes a member of the Group from time to time, provided that, such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation thereof);

(h)	between Group Companies to the extent incurred for the purposes of financing general corporate and working capital requirements; or

(i)	not falling within paragraphs (a), (b), (c), (d), (e), (f), (g) or (h) above provided that the aggregate amount of all Financial Indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness incurred by a Guarantor or a Project Finance Subsidiary) permitted under this paragraph (i) does not at any time exceed three hundred million US dollars (US$300,000,000) (or its equivalent).

“Permitted Guarantee” means:

(a)	any guarantees of any Financial Indebtedness of any member of the Group;

(b)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c) of the definition of “Permitted Encumbrance”;

(c)	any guarantees or indemnities outstanding on the date of this Agreement; or

(d)	any guarantees not falling within paragraph (a), (b) or (c) above so long as the aggregate amount of such guarantees outstanding at any time when aggregated with the amount of any loans permitted pursuant to paragraph (f) of “Permitted Loan” does not exceed US$250,000,000 (or its equivalent) at any time.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (f) of that definition);

(c)	a loan made by an Obligor to another Obligor or made by a Material Group Company which is not an Obligor to another Material Group Company;

(d)	any loan between Group Companies to the extent made for the purposes of financing general corporate and working capital requirements;

(e)	any loan made by an Obligor or Material Group Company which is outstanding on the date of this Agreement; or

(f)	any loan (other than a loan permitted under paragraphs (a), (b), (c), (d) or (e) above) so long as the aggregate amount of the Financial Indebtedness under any such loans when aggregated with the amount of any guarantees permitted pursuant to paragraph (d) of “Permitted Guarantee” does not exceed US$250,000,000 (or its equivalent) at any time.

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“PPSA Deemed Security Interest” means an interest of the kind referred to in section 12(3) of the PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation.

“Prime Bank” means a bank determined by ASX Benchmarks Pty Limited ACN 616 075 417 (or any other person which takes over the administration of the Screen Rate for Australian dollars) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that Screen Rate. If ASX Benchmarks Pty Limited ACN 616 075 417 or such other person ceases to make such determination, the Prime Banks shall be the Prime Banks last so appointed.

“Project Finance Borrowings” means:

(a)	any indebtedness to finance (or re-finance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group; or

(b)	any indebtedness the terms and conditions of which have been approved by the Majority Issuing Banks and which the Majority Issuing Banks have agreed in writing to treat as a “Project Finance Borrowing” for the purposes of the Finance Documents.

“Project Finance Subsidiary” means a single purpose company or other entity (excluding the Obligors) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings.

“Qualifying Issuing Bank” has the meaning given to it in Clause 10 (Tax Gross-up and Indemnities).

“Quotation Day” means the first day of the 30 day period referred to in the definition of “BBSY Bid” in this Clause 1.1.

“Reference Bank Rate” means the sum of the following rates:

(a)

(i)	the rate representing the view (if any and applied to the relevant period) which respondents to the NCDSURVEY10AM survey conducted by ASX Benchmarks Pty Limited ACN 616 075 417 (or any other person which takes over the conduct of that survey) are asked to submit to the relevant conductor of the survey; or

(ii)	(if the rate referred to in paragraph (i) is not available), the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Majority Issuing Banks at their request by the Reference Banks as the mid discount rate (expressed as a yield percent to maturity) observed by the relevant Reference Bank for marketable parcels of Australian dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks, and which mature on the last day of the relevant period or in the same half month period under market conventions; or

(iii)	(if the rate referred to in paragraph (i) is not available and there is no observable market rate for marketable parcels of Prime Bank Australian dollar securities referred to in paragraph (ii) above), the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Majority Issuing Banks at their request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in Australian dollars in the Relevant Interbank Market and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market sizes for that period; and

(b)	0.05% per annum.

“Reference Banks” means the principal Sydney offices of Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Westpac Banking Corporation or such other entities as may be appointed by the Majority Issuing Banks in consultation with the Parent at the relevant time.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the Australian interbank market for bank accepted bills and negotiable certificates of deposit.

“Relevant Provision” means any financial covenant or other similar covenant or undertaking that requires the Parent, any member of the Group or the Group (as a whole) to achieve and maintain a stated level of financial condition or financial performance (or any event of default that has an equivalent effect).

“Renewal Request” means a written notice delivered to the Issuing Bank in accordance with Clause 5.6 (Renewal of a Bank Guarantee).

“Repeating Representations” means each of the representations set out in Clause 16.1 (Status) to Clause 16.23 (Sanctions) inclusive, other than Clause 16.3 (Binding Obligations), Clause 16.6 (Governing law and enforcement), Clause 16.7 (Deduction of Tax), Clause 16.8 (No filing or stamp taxes), paragraphs (a) and (b) of Clause 16.10 (No misleading information), Clause 16.13 (No proceedings pending or threatened) and paragraph (b) of Clause 16.23 (Sanctions).

“Replacement Issuing Bank” has the meaning given to it in paragraph (a) of Clause 30.4 (Replacement of a Defaulting Issuing Bank).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Retiring Guarantor” has the meaning given to it in Clause 15.8 (Release of Guarantors’ right of contribution).

“Sanctioned Country” means a country, territory or region that is the target of Sanctions.

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the government of Australia, the government of Canada, the government of Japan, the government of South Africa or any other relevant sanctions authority which replaces, or is a successor to, any of the foregoing.

“Screen Rate” means:

(a)	the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited ACN 616 075 417 (or any other person which takes over the administration of that rate) for the relevant period and displayed on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate). If such page or service ceases to be available, the Majority Issuing Banks may specify another page or service displaying the relevant rate after consultation with the Parent; and

(b)	if the rate described in sub-paragraph (a) above is not available, the sum of:

(i)

the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited ACN 616 075 417 (or any other person which takes over the administration of that rate) for the relevant period and displayed on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate). If such page or service ceases to be available, the Majority Issuing Banks may specify another page or service displaying the relevant rate after consultation with the Parent; and

(ii)	0.05% per annum.

“South Africa” means the Republic of South Africa.

“South African Obligor” means:

(a)	GFI Joint Venture Holdings Proprietary Limited;

(b)	Gold Fields Operations Limited;

(c)	Gold Fields Limited; or

(d)	any Additional Obligor incorporated in South Africa.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetable).

“Standard & Poor’s” means Standard & Poor’s, a division of the McGraw-Hill Companies Inc., or any successor to its rating agency function.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Syndicated Facility Agreement” means the syndicated facility agreement to be entered into between the Parent, the Original Borrower, the subsidiaries of the Parent listed in part I of schedule 1 to that agreement, the financial institutions listed in part II of schedule 1 to that agreement, the financial institutions listed in part III of schedule 1 to that agreement and Commonwealth Bank of Australia.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Act” means the Income Tax Assessment Act 1936.

“Tax Associate” has the meaning given to “Associate” in Section 128F(9) of the Tax Act.

“Tax Credit” has the meaning given to it in Clause 10 (Tax Gross-up and Indemnities).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the payment of an additional amount by an Obligor to an Issuing Bank under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax Indemnity).

“Term” means each period determined under this Agreement for which an Issuing Bank is under a liability under a Bank Guarantee.

“Termination Date” means, subject to Clause 7 (Extension option), the first anniversary of the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being A$75,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the relevant Issuing Bank and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; or

(b)	in the event that no Transfer Date is specified in the relevant Assignment Agreement or Transfer Certificate, the date on which the relevant Issuing Bank executes the relevant Assignment Agreement or Transfer Certificate.

“Treaty Issuing Bank” has the meaning given to it in Clause 10 (Tax Gross-up and Indemnities).

“Treaty State” has the meaning given to it in Clause 10 (Tax Gross-up and Indemnities).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a Bank Guarantee issued on behalf of the Borrower.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Bank Guarantee is to be issued.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	any “Issuing Bank”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate Holding Company of such counterparty or an entity of which such counterparty or its ultimate Holding Company has direct or indirect control, or owns directly or indirectly more than 20 per cent. of the share capital or similar rights of ownership;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“audited” means, in respect of any financial statement, those financial statements as audited by the Auditors;

(v)	“authorisations” mean any authorisation, consent, registration, filing agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Finance Document or any transaction contemplated under any Finance Document);

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(vii)	a “group of Issuing Banks” includes all the Issuing Banks;

(viii)	a “guarantee” means (other than in Clause 15 (Guarantee and Indemnity)), any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent to purchase or assume any indebtedness of any person or to make any investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	“law” shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

(xi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to Sydney time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

(e)	Whether acting individually or together, the Issuing Banks shall be referred to as the “Issuing Bank”, provided that in respect of a Bank Guarantee issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Bank Guarantee.

(f)	A Borrower providing “cash cover” for a Bank Guarantee means a Borrower paying an amount in the currency of the Bank Guarantee to the Issuing Bank of such Bank Guarantee who must apply the amount in accordance with Clause 20.18 (Cash cover).

(g)	A Borrower “repaying” or “prepaying” a Bank Guarantee means:

(i)	that Borrower providing cash cover for that Bank Guarantee;

(ii)	that Borrower making a payment under Clause 6.1 (Claims under a Bank Guarantee) in respect of the Bank Guarantee or a Borrower reimbursing an amount by the Issuing Bank under the Bank Guarantee under Clause 6.2 (Indemnity);

(iii)	the Maximum Liability payable under the Bank Guarantee being reduced or cancelled in accordance with its terms;

(iv)	the Bank Guarantee being returned to the relevant Issuing Bank;

(v)	the Issuing Bank being satisfied that it has no further liability under that Bank Guarantee; or

(vi)	if the Issuing Bank has given its prior consent, providing a back-to-back letter of credit, bank guarantee or similar from a bank which, along with the terms (including fees and identity of the issuer) of such letter of credit, bank guarantee or similar instrument, must be acceptable to the Issuing Bank in its absolute discretion, and the amount by which a Bank Guarantee is repaid or prepaid under paragraphs (i), (ii), (iii) and (iv) above is the amount of the relevant cash cover, payment, reduction or cancellation. When under this Agreement a Borrower is obliged to repay or prepay a Bank Guarantee, it must:

(a)	provide cash cover for the outstanding amount of the Bank Guarantee (less the total amount paid by the Issuing Bank under the Bank Guarantee); and

(b)	pay under Clause 6.1 (Claims under a Bank Guarantee) or Clause 6.2 (Indemnity) an amount equal to the total amount paid by the Issuing Bank under the Bank Guarantee,

except to the extent that the amount of the Bank Guarantee has been repaid or prepaid by another means.

(h)	An outstanding amount of a Bank Guarantee at any time is the Maximum Liability that is or may be payable by the relevant Borrower in respect of that Bank Guarantee at that time.

(i)	A Borrower’s obligation on Utilisations becoming “due and payable” includes the Borrower repaying any Bank Guarantee in accordance with paragraph (g) above.

1.3	Currency Symbols and Definitions

“A$” and “Australian dollars” denote lawful currency of Australia.

“US$” and “US dollars” denote lawful currency of the United States of America.

SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Issuing Banks make available to the Borrowers an Australian dollar bank guarantee facility under which the Issuing Banks will issue for the account of a Borrower Bank Guarantees in an aggregate amount equal to the Total Commitments.

2.2	Issuing Banks’ rights and obligations

(a)	The obligations of each Issuing Bank under the Finance Documents are several. Failure by an Issuing Bank to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Issuing Bank is responsible for the obligations of any other Issuing Bank under the Finance Documents.

(b)	The rights of each Issuing Bank under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to an Issuing Bank from an Obligor is a separate and independent debt in respect of which an Issuing Bank shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Issuing Bank include any debt owing to that Issuing Bank under the Finance Documents and, for the avoidance of doubt, any other amount owed by an Obligor which relates to an Issuing Bank’s participation in the Facility or its role under a Finance Document is a debt owing to that Issuing Bank by that Obligor.

(c)	An Issuing Bank may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	Purpose

3.1	Purpose

Each Borrower shall use a Bank Guarantee towards:

(a)	providing credit support for GMC in connection with the Development Agreement and Electricity Supply Agreement; and

(b)	any other purpose agreed by the relevant Issuing Bank.

3.2	Monitoring

No Issuing Bank is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation – Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the relevant Issuing Bank has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to it. Each Issuing Bank shall notify the Parent promptly upon being so satisfied.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Available Commitment of Bank Guarantees

The Available Commitment of an Issuing Bank will be calculated ignoring any cash cover provided for outstanding Bank Guarantees issued by it.

5.2	Delivery of a Utilisation Request

A Borrower may request a Bank Guarantee to be issued by delivery to the relevant Issuing Bank of a duly completed Utilisation Request not later than the Specified Time.

5.3	Completion of a Utilisation Request

Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower of the Bank Guarantee;

(b)	it identifies the Issuing Bank which is to issue the Bank Guarantee;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period;

(d)	the currency and amount of the Bank Guarantee comply with Clause 5.4 (Currency and amount);

(e)	the form of Bank Guarantee is attached and is substantially in the form set out in Schedule 9 (Form of Bank Guarantee) or another form that has been agreed in writing by the Issuing Bank; and

(f)	the delivery instructions for the Bank Guarantee are specified.

5.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be Australian dollars.

(b)	The amount of the proposed Bank Guarantee must be an amount which is not more than the Available Commitment for the Issuing Bank and which is a minimum of five million Australian dollars (A$5,000,000) or, if less, the Available Commitment for that Issuing Bank.

5.5	Issue of Bank Guarantee

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Bank Guarantee on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Bank Guarantee to be renewed in accordance with Clause 5.6 (Renewal of a Bank Guarantee), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	Only one Issuing Bank may participate in a Bank Guarantee.

(d)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary. The Issuing Bank will have no liability to any person for issuing a Bank Guarantee based on such assumption.

(e)	The Issuing Bank is solely responsible for the form of the Bank Guarantee that it issues.

(f)	The Issuing Bank may issue a Bank Guarantee in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to issue that Bank Guarantee in any particular form of communication.

5.6	Renewal of a Bank Guarantee

(a)	A Borrower may request that any Bank Guarantee issued on behalf of that Borrower be renewed by delivery to the Issuing Bank of a Renewal Request in substantially similar form to a Utilisation Request for a Bank Guarantee by the Specified Time.

(b)	The Issuing Bank shall treat any Renewal Request in the same way as a Utilisation Request for a Bank Guarantee except that the condition set out in paragraph (e) of Clause 5.3 (Completion of a Utilisation Request) shall not apply.

(c)	The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Bank Guarantee immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (c) above and paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend or re-issue any Bank Guarantee pursuant to a Renewal Request.

(e)	Where a new Bank Guarantee is to be issued to replace by way of renewal an existing Bank Guarantee, the Issuing Bank is not required to issue that new Bank Guarantee until the Bank Guarantee being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

5.7	Bank Guarantee which does not expire before the Termination Date

A Bank Guarantee may be issued with or without an Expiry Date. If a Bank Guarantee does not have an Expiry Date, or the Expiry Date of the Bank Guarantee is after the Termination Date, the Borrower that requested the issue of that Bank Guarantee shall repay or prepay the Bank Guarantee on the Termination Date.

6.	Bank Guarantees

6.1	Claims under a Bank Guarantee

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by it (and which appears on its face to be in order and to make any payment under Clause 6.4 (Voluntary pay-out) (in this Clause 6, each of a claim or payment under Clause 6.4 (Voluntary pay-out) is a “claim”).

(b)	The relevant Borrower shall pay to the Issuing Bank an amount equal to the amount of any claim on the day on which the Issuing Bank pays that claim. If the Borrower does not pay this amount to the Issuing Bank on the date on which the Issuing Bank pays the claim, interest shall accrue on the amount from that date up to the actual date of payment in accordance with Clause 9.4 (Default interest).

(c)	Each Issuing Bank will notify the relevant Borrower of any claim paid under a Bank Guarantee issued by it, provided that the Issuing Bank will not be liable to the Borrower for any failure to provide such notice.

(d)	Each Borrower acknowledges that the Issuing Bank:

(i)	may make payments under a Bank Guarantee by any means that it determines;

(ii)	may make any payments under a Bank Guarantee despite any direction by the Borrower to the Issuing Bank not to pay, any dispute between the Borrower and the Issuing Bank as to the Issuing Bank’s obligation to pay, any dispute between the Borrower and the beneficiary of the Bank Guarantee or any claim by the Borrower that a claim under the Bank Guarantee is not valid;

(iii)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(iv)	may refuse to make a payment under a Bank Guarantee (in its absolute discretion) where it considers that a claim under the Bank Guarantee does not comply with the terms of the Bank Guarantee; and

(v)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of a Borrower under this Clause 6 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document;

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document;

(iii)	any act of any governmental agency, court, arbitral body, agency or authority or the application of any law or regulation affecting any Bank Guarantee; or

(iv)	any failure by any person to obtain any authorisation required or desirable in connection with any Bank Guarantee.

6.2	Indemnity

(a)	Without prejudice to each Borrower’s obligations under Clause 6.1 (Claims under a Bank Guarantee), each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by that Borrower (including as a result of the Issuing Bank making a payment under Clause 6.4 (Voluntary pay-out)).

(b)	The obligations of each Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(c)	The obligations of any Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.

6.3	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Issuing Bank in respect of any payment it may make under this Clause 6.

6.4	Voluntary pay-out

The Issuing Bank may cancel a Bank Guarantee if an Event of Default is continuing or the Issuing Bank would be entitled to exercise its rights under Clause 8.2 (Illegality in relation to Bank Guarantees) by paying to the beneficiary of the relevant Bank Guarantee the outstanding amount of the Bank Guarantee or any lesser amount specified by the beneficiary.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Extension option

(a)	The Parent may request that the Termination Date be extended subject to the terms of this Clause 7 by giving notice to the Issuing Banks not less than 30 days (and not more than 60 days) before the applicable Termination Date with the effect that the Termination Date shall be extended by 364 days with respect to the Commitment of and participation in the Bank Guarantees of each Issuing Bank which agrees to such extension. For the avoidance of doubt, the Parent may make an extension request under this Clause on an annual, ongoing basis.

(b)	A notice served by the Parent pursuant to paragraph (a) of this Clause 7 above shall be irrevocable.

(c)	Each Issuing Bank shall notify the Parent of its decision (which shall be in its sole discretion) whether or not to agree to the request by the date falling not later than 15 days after the date on which the relevant Issuing Bank received the request (the “Response Deadline”). If an Issuing Bank does not respond to a request by the Response Deadline, it will be deemed to have refused that request.

(d)	In the event that one (1) or more (but not all) of the Issuing Banks agree to a request, the Parent may, elect by notice to the relevant Issuing Bank(s) to accept the extension offered by the relevant Issuing Bank(s), in which case the Termination Date shall be extended in relation to the Commitments and participations of such Issuing Bank(s) for an additional 364 days.

(e)	In the event that all of the Issuing Banks agree to a request, the Termination Date shall be extended in relation to the Commitments and participations of all such Issuing Banks.

(f)	Notwithstanding any other provision in this Agreement, the Issuing Banks will only be obliged to comply with the provisions of this Clause 7 if on the date of any extension request and the applicable Termination Date which is to be extended:

(a)	no Default is continuing or would result from the proposed extension; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

(g)	If any Issuing Bank does not agree to any extension request, the Termination Date applicable to its Commitments shall remain that Termination Date which applied to it immediately prior to the service of the relevant request and its participation in any outstanding Bank Guarantee shall be repaid on that Termination Date.

(h)	If any extension is agreed in accordance with this Clause 7, the Original Borrower shall pay to each Issuing Bank agreeing to the extension (the “Extending Issuing Bank”) a fee (at a flat percentage rate to be agreed between the Original Borrower and the relevant Extending Issuing Banks at the time of the extension) on the amount of Commitment of each Extending Issuing Bank whose Commitment is extended. Any such fee shall be payable on the third Business Day after (i) the Parent notifies the Extending Issuing Bank(s) of its decision to proceed with the relevant extension in accordance with paragraph (d) above.

8.	Prepayment and Cancellation

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for an Issuing Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation (or if it becomes unlawful for any Affiliate of an Issuing Bank for that Issuing Bank to do so):

(a)	that Issuing Bank shall promptly notify the Parent upon becoming aware of that event;

(b)	upon the Issuing Bank notifying the Parent, the Available Commitment of that Issuing Bank will be immediately cancelled; and

(c)	each Borrower shall repay that Issuing Bank’s participation in the Utilisations made to that Borrower on the date specified by the Issuing Bank in the notice delivered to the Parent (being no earlier than the last day of any applicable grace period permitted by law) and that Issuing Bank’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

8.2	Illegality in relation to Bank Guarantees

If it becomes unlawful (or impossible as a result of a change in law or regulation) in any applicable jurisdiction for an Issuing Bank to issue or leave outstanding any Bank Guarantee (or if it becomes unlawful or impossible as a result of a change in law or regulation for any Affiliate of an Issuing Bank for that Issuing Bank to do so) then:

(a)	that Issuing Bank shall promptly notify the Parent upon becoming aware of that event;

(b)	upon the Issuing Bank notifying the Parent, the Issuing Bank shall not be obliged to issue any Bank Guarantee;

(c)	the Parent shall procure that each Obligor shall use its best endeavours to procure the release of each Bank Guarantee issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Parent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	that Issuing Bank’s corresponding Commitment shall cease to be available for the issue of Bank Guarantees.

8.3	Change of control

(a)	If any person or group of persons acting in concert gains control of the Parent:

(i)	the Parent shall promptly notify the Issuing Banks upon becoming aware of that event;

(ii)	an Issuing Bank shall not be obliged to participate in a Utilisation and the Issuing Banks and the Parent shall consult about the change of control;

(iii)

if the Majority Issuing Banks so require after a period of forty-five (45) days from receipt of the notice referred to in (i) above (provided, for the avoidance of doubt, failure of the Parent to provide such notice shall not prevent the Issuing Banks from taking the following actions), the Majority Issuing Banks shall by notice to the Parent, (such notice to be delivered no later than sixty (60) days from receipt of the notice referred to in sub-paragraph (i) above), cancel the Total Commitments and declare all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable;

(iv)	if the Majority Issuing Banks do not serve the notice referred to in sub-paragraph (iii) above, an Issuing Bank may by notice to the Parent which shall be delivered not earlier than forty-five (45) days nor later than sixty (60) days from receipt of the notice referred to in sub-paragraph (i) above, whereupon the Commitment of that Issuing Bank shall be cancelled and all outstanding Utilisations issued by that Issuing Bank, together with accrued interest thereon and all other amounts due to such Issuing Bank under the Finance Documents declared immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)	For the purpose of paragraph (a) above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

8.4	Voluntary cancellation

During the Availability Period, the Parent may, if it gives the Issuing Banks not less than five (5) Business Days’ (or such shorter period as the Majority Issuing Banks may agree) prior notice, cancel the whole or any part (being a minimum amount of A$10,000,000) of the Available Facility. Any cancellation under this Clause 8.4 shall reduce the Commitments of the Issuing Banks rateably.

8.5	Voluntary Prepayment

The Borrower to which a Utilisation has been made may, if it gives the relevant Issuing Bank not less than five (5) Business Days’ (or such shorter period as the Issuing Bank may agree) prior notice, prepay the whole or any part of a Bank Guarantee issued by that Issuing Bank (but if in part, being an amount that reduces the amount of the Bank Guarantee by a minimum amount of A$5,000,000).

8.6	Right of repayment and cancellation in relation to a single Issuing Bank

(a)	If:

(i)	an Obligor is required to pay an additional amount to an Issuing Bank under paragraph (c) of Clause 10.2 (Tax gross-up); or

(ii)	any Issuing Bank claims indemnification from the Parent under Clause 10.3 (Tax indemnity) or Clause 11.1 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the relevant Issuing Bank notice of repayment of any outstanding Bank Guarantee issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Bank Guarantee to be issued in the future or give the Issuing Bank notice of its intention to replace that Issuing Bank in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Issuing Bank shall immediately be reduced to zero whereupon the Total Commitments shall be reduced by the same amount.

(c)	On the date specified by the Parent in the notice of cancellation under paragraph (a) above, each Borrower to which a Utilisation is outstanding shall repay that Issuing Bank’s participation in that Utilisation.

(d)	The Parent may, in the circumstances set out in paragraph (a) above, on five (5) Business Days’ prior notice to the Issuing Banks, replace the applicable Issuing Bank by requiring that Issuing Bank to (and, to the extent permitted by law, that Issuing Bank shall) transfer pursuant to Clause 21 (Changes to the Issuing Banks) all (and not part only) of its rights and obligations under this Agreement to an Issuing Bank or other bank, financial institution, trust, fund or other entity selected by the Parent which confirms its willingness to assume and does assume all the obligations of the transferring Issuing Bank in accordance with Clause 21 (Changes to the Issuing Banks) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Issuing Bank’s participation in the outstanding Utilisations and all accrued interest) and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of an Issuing Bank pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	no Issuing Bank shall have any obligation to find a replacement Issuing Bank; and

(ii)	in no event shall the Issuing Bank replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Issuing Bank pursuant to the Finance Documents.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement any part of the Facility which is prepaid or repaid may be re-utilised in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If all or part of any Issuing Bank’s participation in a Utilisation is repaid or prepaid and is not available for redrawing (other than by operation of paragraph (b) of Clause 5.5 (Issue of Bank Guarantee), an amount of that Issuing Bank’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.8	Right of cancellation in relation to a Defaulting Issuing Bank

(a)	If any Issuing Bank becomes a Defaulting Issuing Bank, the Parent may, at any time whilst the Issuing Bank continues to be a Defaulting Issuing Bank, give that Issuing Bank five (5) Business Days’ notice of cancellation of the Available Commitment of that Issuing Bank.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Issuing Bank shall immediately be reduced to zero.

SECTION 5

COSTS OF UTILISATION

9.	Fees

9.1	Establishment fee

By no later than three (3) Business Days after the date of this Agreement, the Original Borrower shall pay the Issuing Banks an establishment fee of a total amount of A$225,000 (being an amount of A$75,000 for each Issuing Bank).

9.2	Line fee

(a)	The Original Borrower shall pay to each Issuing Bank a fee (in Australian dollars) computed at the rate of 0.60 per cent per annum on that Issuing Bank’s Available Commitment accruing from the earlier of:

(i)	the first Utilisation Date; and

(ii)	20 Business Days from the date of this Agreement.

(b)	The accrued line fee is payable on:

(i)	the last day of each successive period of three (3) Months commencing from the earlier of:

(A)	the first Utilisation Date; and

(B)	20 Business Days from the date of this Agreement;

(ii)	on the last day of the Availability Period; and

(iii)	if cancelled in full, on the cancelled amount of the relevant Issuing Bank’s Commitment at the time the cancellation is effective.

(c)	No line fee is payable on any Available Commitment of an Issuing Bank for any day on which that Issuing Bank is a Defaulting Issuing Bank.

9.3	Bank Guarantee Fee

(a)	The Parent or each Borrower shall pay to an Issuing Bank a Bank Guarantee fee (in Australian dollars) computed at a rate of 0.60% per annum on the outstanding amount of each Bank Guarantee requested by it for the period from the issue by that Issuing Bank of that Bank Guarantee until its Expiry Date or if the Bank Guarantee does not have an Expiry Date, until it is repaid in one of the ways set out in Clauses 1.2(g)(ii) to 1.2(g)(v).

(b)	The accrued Bank Guarantee fee on a Bank Guarantee shall be payable on the last day of each successive period of three (3) Months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the date of issue of that Bank Guarantee. If the outstanding amount of a Bank Guarantee is reduced, any Bank Guarantee fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

(c)	If a Borrower provides cash cover in respect of any Bank Guarantee:

(i)	the Bank Guarantee fee payable shall continue to be payable until the expiry of the Bank Guarantee; and

(ii)	each Borrower shall be entitled to apply interest accrued on the cash cover to pay the fees described in sub-paragraph (i) above provided that no Event of Default is continuing.

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent per annum and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a cash advance in the currency of the overdue amount for successive 30-day periods with the BBSY Bid. Any interest accruing under this Clause 9.4 shall be immediately payable by that Obligor on demand by an Issuing Bank.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each successive 30-day period but will remain immediately due and payable.

9.5	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for BBSY Bid for the purposes of Clause 9.4(a), the applicable BBSY Bid shall be the Interpolated Screen Rate for a period equal to 30 days.

(b)	Reference Bank Rate: If no Screen Rate is available for BBSY Bid for:

(i)	Australian dollars; or

(ii)	30 days and it is not possible to calculate the Interpolated Screen Rate,

the applicable BBSY Bid shall be the Reference Bank Rate as of the Specified Time for Australian dollars and for a period equal in length to 30 days.

(c)	Costs of funds: If paragraph (b) above applies but no Reference Bank Rate is available for Australian dollars or 30 days there shall be no BBSY Bid and Clause 9.7 (Costs of funds) shall apply for that 30-day period.

9.6	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if BBSY Bid is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant 30-day period.

9.7	Cost of funds

(a)	If this Clause 9.7 applies, the rate of interest on each Issuing Bank’s share of the outstanding amount for 30 days shall be the percentage rate per annum which is the sum of:

(i)	0.60% per annum; and

(ii)	the rate of interest notified by the Issuing Banks to the Parent,

to be that which expresses as a percentage rate per annum, the cost to the Issuing Banks of funding its participation in that outstanding amount from whatever source they may reasonably select. The rate is to be notified as soon as practicable and in any event within 10 Business Days after the first day of that 30-day period.

(b)	If this Clause 9.7 applies and the Issuing Banks or the Parent so requires, the Issuing Banks and the Parent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all Issuing Banks and the Parent, be binding on the Parties.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

10.	Tax Gross-up and Indemnities

10.1	Definitions

In this Clause 10:

(a)	“Qualifying Issuing Bank” means an Issuing Bank which is beneficially entitled to interest payable to that Issuing Bank under a Finance Document and is:

(i)	a resident of Australia that does not become an Issuing Bank as part of a business carried on by it at or through a Facility Office located outside Australia;

(ii)	a non-resident of Australia that becomes an Issuing Bank as part of a business carried on by it at or through a Facility Office located in Australia; or

(iii)	a Treaty Issuing Bank.

“Tax Credit” means a credit or offset against, relief or remission for, or repayment of any Tax.

“Treaty Issuing Bank” means an Issuing Bank which:

(i)	is treated as a resident of a Treaty State for the purposes of a Treaty;

(ii)	does not carry on a business in Australia through a permanent establishment with which that Issuing Bank’s participation in a Utilisation is effectively connected; and

(iii)	otherwise satisfies the requirements under that Treaty for a full exemption from tax imposed by Australia on interest.

“Treaty State” means a jurisdiction having an international tax agreement within the meaning of the Income Tax Assessment Act 1997 (Cth) (a “Treaty”) which makes provision for full exemption from tax imposed by Australia on interest.

(b)	Unless this Clause 10 expressly provides to the contrary, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the relevant Issuing Bank accordingly. Similarly, an Issuing Bank shall notify the Parent on becoming so aware in respect of a payment payable to that Issuing Bank.

(c)	If a Tax Deduction, other than a Tax Deduction in respect of a Tax covered by paragraph (b)(i) of Clause 10.3 (Tax Indemnity), is required by law to be made by an Obligor from a payment, that Obligor shall pay any additional amounts as may be necessary, together with a payment, so that the recipient of that payment receives, in aggregate, an amount which (after making any Tax Deduction) equals the payment which would have been received by it if no Tax Deduction had been required.

(d)	No additional amounts shall be payable under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Australia, if on the date on which the payment falls due the payment could have been made to the relevant Issuing Bank without a Tax Deduction if the Issuing Bank had been a Qualifying Issuing Bank, but on that date that Issuing Bank is not or has ceased to be a “Qualifying Issuing Bank” other than as a result of any change after the date it became an Issuing Bank under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Issuing Bank entitled to the payment evidence reasonably satisfactory to that Issuing Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity

(a)	An Obligor shall (within three (3) Business Days of demand by an Issuing Bank) pay to the Issuing Bank an amount equal to the loss, liability or cost which that Issuing Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Issuing Bank in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on an Issuing Bank:

(A)	under the law of the jurisdiction in which that Issuing Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Issuing Bank is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Issuing Bank’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Issuing Bank; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by the payment of an additional amount under Clause 10.2 (Tax gross-up);

(B)	would have been compensated for by the payment of an additional amount under Clause 10.2 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (d) of Clause 10.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	An Issuing Bank making, or intending to make a claim under paragraph (a) above shall promptly notify the Parent of the event which will give, or has given, rise to the claim.

10.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Issuing Bank determines that:

(a)	a Tax Credit is attributable either to the payment of an additional amount of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Issuing Bank has obtained and utilised that Tax Credit,

the Issuing Bank shall pay an amount to such Obligor which that Issuing Bank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

10.5	Issuing Bank status confirmation

(a)	Each Issuing Bank which becomes a Party after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Issuing Bank;

(ii)	a Qualifying Issuing Bank (other than a Treaty Issuing Bank); or

(iii)	a Treaty Issuing Bank.

(b)	If a New Issuing Bank fails to indicate its status in accordance with this Clause 10.5 then such New Issuing Bank shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Issuing Bank until such time as it notifies the Parent which category applies. For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of an Issuing Bank to comply with this Clause 10.5.

10.6	Stamp taxes

The Original Borrower shall pay and, within three (3) Business Days of demand, indemnify each Issuing Bank against any cost, loss or liability that Issuing Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except Transfer Certificates.

10.7	Indirect tax

(a)	All payments to be made by an Obligor under or in connection with any Finance Document have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax then, when the Obligor makes the payment:

(i)	it must pay to the Issuing Bank an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax; and

(ii)	the Issuing Bank will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

(b)	Where a Finance Document requires an Obligor to reimburse an Issuing Bank for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Issuing Bank against all Indirect Tax incurred by that Issuing Bank in respect of the costs or expenses save to the extent that that Issuing Bank is entitled to repayment or credit in respect of the Indirect Tax. The Issuing Bank will promptly provide to the Obligor a tax invoice complying with the relevant law relating to that Indirect Tax.

10.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Issuing Bank to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

10.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the other Issuing Banks.

11.	Increased Costs

11.1	Increased costs

(a)	Subject to Clause 11.3 (Exceptions) the Original Borrower shall, within twenty (20) Business Days of a demand by the Issuing Bank, pay for the account of the Issuing Bank the amount of any Increased Costs incurred by that Issuing Bank or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks; assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(ii)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on an Issuing Bank’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by an Issuing Bank or any of its Affiliates to the extent that it is attributable to that Issuing Bank having entered into its Commitment or funding or performing its obligations under any Finance Document or Bank Guarantee.

11.2	Increased cost claims

(a)	An Issuing Bank intending to make a claim pursuant to Clause 11.1 (Increased costs) shall notify the Parent of the event giving rise to the claim (provided that the relevant Issuing Bank will not be obliged to divulge any confidential or price-sensitive information).

(b)	Each Issuing Bank shall, as soon as practicable after a demand by the Parent, provide a certificate confirming the amount of its Increased Costs.

11.3	Exceptions

Clause 11.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 10.3 (Tax indemnity) (or would have been compensated for under Clause 10.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 10.3 (Tax indemnity) applied);

(d)	attributable to the wilful breach by the relevant Issuing Bank or its Affiliates of any law or regulation;

(e)	attributable to the implementation or application of or compliance with the bank levy imposed by the United Kingdom government under the Finance Act 2011 in the form existing on the date of this Agreement (the “UK Bank Levy”) or any other law or regulation which implements the UK Bank Levy (whether such implementation, application or compliance is by a government, regulator, Issuing Bank or any of its Affiliates); or

(f)	attributable to the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

12.	Other Indemnities

12.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Issuing Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

The Original Borrower shall, within five (5) Business Days of demand, indemnify each Issuing Bank against any cost, loss or liability incurred by that Issuing Bank as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	issuing or making arrangements to issue a Bank Guarantee requested by a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (otherwise than by reason of default or negligence by the Issuing Bank alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

13.	Mitigation by the Issuing Banks

13.1	Mitigation

(a)	Each Issuing Bank shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 8.2 (Illegality in relation to Bank Guarantees), Clause 10 (Tax Gross-up and Indemnities) or Clause 11 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Parent shall indemnify each Issuing Bank for all costs and expenses reasonably incurred by that Issuing Bank as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	An Issuing Bank is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Issuing Bank (acting reasonably), to do so might be prejudicial to it.

14.	Costs and Expenses

14.1	Transaction expenses

The Original Borrower shall, promptly within five (5) Business Days of demand, pay the Issuing Banks the amount of all costs and expenses (including legal fees but subject to any separately agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

subject to a cap of ten thousand Australian dollars (A$10,000) (provided, however, that such cap shall not include the legal fees, which shall be subject to a separately agreed cap).

14.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.7 (Change of currency), the Original Borrower shall, within five (5) Business Days of demand, reimburse the Issuing Banks for the amount of all costs and expenses (including legal fees) reasonably incurred by the Issuing Banks in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement costs

The Original Borrower shall, within five (5) Business Days of demand, pay to each Issuing Bank the amount of all costs and expenses (including legal fees) incurred by that Issuing Bank in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

15.	Guarantee and Indemnity

15.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Issuing Bank punctual performance by each Borrower and the Parent of all that Borrower’s and the Parent’s obligations under the Finance Documents;

(b)	undertakes with each Issuing Bank that whenever a Borrower or the Parent does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Issuing Bank that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Issuing Bank immediately on demand (and shall make the relevant payment within five (5) Business Days of demand) against any cost, loss or liability it incurs as a result of a Borrower or the Parent not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 15 if the amount claimed had been recoverable on the basis of a guarantee.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by an Issuing Bank in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 15 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this Clause 15, would reduce, release or prejudice any of its obligations under this Clause 15 (without limitation and whether or not known to it or any Issuing Bank) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

15.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Issuing Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 15. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Issuing Bank (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Issuing Bank (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 15.

15.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Majority Issuing Banks otherwise direct, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 15:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Issuing Banks under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Issuing Bank;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 15.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Issuing Bank.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Issuing Banks by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Issuing Banks and shall promptly pay or transfer the same to the Issuing Banks or as the Issuing Banks may direct for application in accordance with Clause 24 (Payment Mechanics).

15.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Issuing Banks under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Issuing Bank.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	Representations

Each Obligor makes the representations and warranties set out in this Clause 16 to each Issuing Bank.

16.1	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

16.2	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

16.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law as at the date of this Agreement limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation – Initial conditions precedent) or Clause 22 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

16.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any applicable law of its jurisdiction of incorporation;

(b)	its Constitutional Documents; or

(c)	any material agreement or instrument binding upon it or any of its assets.

16.5	Validity and admissibility in evidence

All authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, other than the registration of any security interest created under a Finance Document on the register held under the PPSA.

16.6	Governing law and enforcement

Subject to any general principles of law as at the date of this Agreement set out in any legal opinion delivered pursuant to the Finance Documents:

(a)	the choice of the laws of Western Australia as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in the courts of Western Australia in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any Tax Deduction from any payment it may make under the Finance Documents, other than payments made to Issuing Banks that are not Qualifying Issuing Banks.

16.8	No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to the Finance Documents in relation to it, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

16.10	No misleading information

(a)	All written factual information supplied by it to the Issuing Banks in connection with the Finance Documents (excluding any equity analysts reports and the reports from the credit rating agencies) (the “Information”) was true and accurate in all material respects as at the date it was given or as at the date (if any) at which it was stated and was not misleading in any material respect at such date.

(b)	The financial projections and forecasts contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of the Issuing Banks in considering whether or not to provide finance to each Borrower.

16.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP.

(b)	The Original Financial Statements fairly represent the Group’s financial condition and operations during the relevant financial year.

16.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

16.13	No proceedings pending or threatened

Other than as disclosed in the financial statements most recently delivered to the Issuing Banks pursuant to paragraph (a) of Clause 17.1 (Financial statements), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Group Company.

16.14	No winding-up

No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration or re-organisation or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets which could reasonably be expected to have a Material Adverse Effect.

16.15	No encumbrances

(a)	No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

(b)	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents.

16.16	Assets

It and each Material Group Company has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 16.16 could reasonably be expected to have a Material Adverse Effect.

16.17	Insurance

Each Material Group Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

16.18	Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

16.19	Environmental Claims

No Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

16.20	Taxation

(a)	It and each Material Group Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)	payment is being contested in good faith, it has maintained adequate reserves for those Taxes and payment can be lawfully withheld; or

(ii)	the aggregate amount of Taxes being withheld does not exceed US$30,000,000 (or its equivalent).

(b)	It is not and no Material Group Company is materially overdue in the filing of any Tax returns.

16.21	Ownership of Material Group Companies

(a)	Each existing Material Group Company on the date of this Agreement (other than the Cerro Corona Subsidiary, Newshelf, the Ghanaian Companies, Gold Fields Operations Limited and GFI Joint Venture Holdings Proprietary Limited) is a wholly-owned Subsidiary of the Parent and any member of the Group which becomes a Material Group Company after the date of this Agreement will be a wholly or partially owned subsidiary of the Parent and the members of the Group holding the shares in such Material Group Company have not reduced their shareholding in such Subsidiary below the level of their shareholding at the time such Subsidiary became a Material Group Company.

(b)	The Parent holds at least 74 per cent. of the issued share capital of Newshelf.

(c)	Newshelf holds at least 74 per cent. of the issued share capital of each of Gold Fields Operations Limited and GFI Joint Venture Holdings Proprietary Limited.

(d)	The Parent indirectly holds at least 90 per cent. of the issued share capital of each Ghanaian Company.

(e)	The Parent indirectly holds at least 99 per cent. of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98.5 per cent. of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

16.22	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group (taken as a whole) since the date of the Original Financial Statements which could reasonably be expected to have a Material Adverse Effect.

16.23	Sanctions

(a)	Neither the Parent nor any Subsidiary of the Parent, nor any director, employee or officer of the Parent or any Subsidiary of the Parent, nor to the best of the Parent’s knowledge and belief, any agent, affiliate or representative of the Parent or any Subsidiary is an individual or entity currently the subject or target of any Sanctions (in place as at the date of this Agreement) nor is the Parent or any Subsidiary of the Parent located, organised, resident or operating in any Sanctioned Country (designated as such as at the date of this Agreement).

(b)	For the past five (5) years, neither the Parent nor any Subsidiary has knowingly engaged in, nor is now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

16.24	Anti-corruption

Each member of the Group has conducted its businesses in compliance with applicable Anti-Corruption Laws and has instituted policies and procedures designed to promote and achieve compliance with such laws.

16.25	Times when representation made

(a)	All the representations and warranties in this Clause 16 are made by each Obligor on the date of this Agreement and, in the case of each Additional Obligor, on the date of accession of such Additional Obligor (by reference to the facts and circumstances then existing) (other than the representations in paragraph (a) of Clause 16.10 (No misleading information) which are deemed to be made on the date the Information is provided by the relevant Obligor.

(b)	The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(i)	the date of each Utilisation Request;

(ii)	on each Utilisation Date; and

(iii)	in relation to any extension request made pursuant to Clause 7 (Extension option) of this Agreement, the date of such extension request and the date falling on the applicable Termination Date which is being extended, save that the references in Clause 16.11 (Financial statements) to “the Original Financial Statements” shall, for the purposes of the Repeating Representations, be construed as references to the most recent audited consolidated financial statements of the Parent delivered to the Issuing Banks under Clause 16.11 (Financial statements).

17.	Information Undertakings

The undertakings in this Clause 17 are given in favour of each Issuing Bank and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial statements

The Parent shall supply to the Issuing Banks:

(a)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its Financial Years the audited consolidated financial statements of the Parent for that Financial Year;

(b)	as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its Financial Years:

(i)	the audited financial statements of each Obligor (other than Gruyere Holdings Pty Ltd, Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited and Gold Fields Ghana Holdings (BVI) Limited unless there is a legal requirement to audit its financial statements and any other Obligor which is not legally required to audit its financial statements) for that Financial Year; and

(ii)	if the audited financial statements of Gruyere Holdings Pty Ltd, Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited and/or Gold Fields Ghana Holdings (BVI) Limited and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) are not delivered under (i) above, the unaudited financial statements of Gruyere Holdings Pty Ltd, Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited and/or Gold Fields Ghana Holdings (BVI) Limited and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) for that Financial Year; and

(c)	as soon as the same become available, but in any event within sixty (60) days after the first six (6) months of each of its Financial Years:

(i)	the unaudited financial statements of each Obligor for the first six (6) month period of that Financial Year; and

(ii)	the unaudited consolidated financial statements of the Parent for the first six (6) month period of that Financial Year.

17.2	Compliance Certificate

(a)	The Parent shall supply to the Issuing Banks, with each set of consolidated financial statements delivered pursuant to paragraphs (a) and (c) of Clause 17.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 18 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two (2) directors or executive officers of the Parent and, if required to be delivered with the audited consolidated financial statements delivered pursuant to paragraph (a) of Clause 17.1 (Financial statements), reported on by the Auditors.

17.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Parent pursuant to Clause 17.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up. This Clause 17.3 shall not apply to those financial statements delivered pursuant to paragraph (a) of Clause 17.1 (Financial statements).

(b)	The Parent shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in the preparation of the Original Financial Statements, unless the Parent notifies the Issuing Banks that in relation to any sets of financial statements, there has been a change in GAAP or the accounting practices or reference periods and its Auditors (in the case of its annual audited financial statements) or the Parent (in the case of any of its other financial statements) delivers to the Issuing Banks:

(i)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Issuing Banks, to enable the Issuing Banks to determine whether Clause 18 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(c)	If the Parent notifies the Issuing Banks of a change in accordance with paragraph (b) above, then the Parent and the Issuing Banks shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

(ii)	if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(d)	Any reference in the Finance Documents to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this Clause 17.3 to reflect the basis upon which the Original Financial Statements were prepared.

17.4	Access to records

At any time after the occurrence of an Event of Default and for so long as it is continuing, upon the request of the Issuing Banks each Obligor shall (at that Obligor’s expense) provide to the Issuing Banks or any of their representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

17.5	Information: miscellaneous

Each Obligor shall supply to the Issuing Banks:

(a)	if the Issuing Banks so request, all documents dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined, would be reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such further information (including an extract of its general ledger) regarding the financial condition, business and operations of any Material Group Company as any Issuing Bank may reasonably request.

17.6	Notification of default

(a)	Each Obligor shall notify the Issuing Banks, of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Issuing Banks, each Borrower shall supply to the Issuing Banks, a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

17.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by an Issuing Bank of any of its rights and obligations under the Finance Documents to a party that is not an Issuing Bank prior to such assignment or transfer,

obliges any Issuing Bank (or, in the case of sub-paragraph (iii) above, any prospective new Issuing Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by any Issuing Bank (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Issuing Bank) in order for such Issuing Bank or, in the case of the event described in sub-paragraph (iii) above, any prospective new Issuing Bank, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	The Parent shall, by not less than ten (10) Business Days’ prior written notice to the Issuing Banks, notify the Issuing Banks of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to the terms of the Finance Documents.

(c)	Following the giving of any notice pursuant to paragraph (b) above, if the accession of such Additional Obligor obliges any Issuing Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not readily available to it, the Parent shall promptly upon the request of any Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by any Issuing Bank (for itself or on behalf of any prospective Issuing Bank) in order for such Issuing Bank or any prospective new Issuing Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to the Finance Documents as an Additional Obligor.

18.	Financial Covenants

18.1	Financial definitions:

(a)	In this Clause 18:

“Consolidated EBITDA” means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in preparation of the Original Financial Statements:

(i)	any provision on account of normal, deferred and royalty taxation;

(ii)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

(iii)	any other interest received or receivable by any member of the Group on any deposit or bank account;

(iv)	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

(v)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

(vi)	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

(vii)	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

(viii)	any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

(ix)	any share-based payments;

(x)	any other extraordinary or exceptional items; and

(xi)	any other material non-cash gain or loss that needs to be accounted for under GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods, in each case consistent with those applied in preparation of the Original Financial Statements.

For any company that is not a Subsidiary of the Group but in which any member of the Group directly or indirectly owns an equity interest of more than 20 per cent. of the issued share capital (an “Associate”), the Parent may include in the Consolidated EBITDA the percentage of the equity interest of the amount that would be the EBITDA of the Associate.

“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any guaranteed obligations of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Borrowings (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Borrowings;

“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group, other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Finance Charges (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Finance Charges; and

“Measurement Period” means each period of twelve (12) months ending on the last day of the Parent’s Financial Year and each period of twelve (12) months ending on the last day of the first half of the Parent’s Financial Year.

(b)	For the purposes of this Clause 18, if at any time the Cerro Corona Subsidiary is (or is deemed to be) a Material Group Company it shall be deemed to not be a Project Finance Subsidiary.

18.2	Financial condition

(a)	The Parent shall ensure that:

(i)	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1; and

(ii)	the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 2.5:1.

(b)	The undertakings in paragraph (a) above remain in force from the date of this Agreement for so long as any amount is outstanding under a Finance Document or a Commitment is in force.

18.3	Financial testing

The financial covenants set out in Clause 18.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 17.1 (Financial statements) and Clause 17.2 (Compliance Certificate).

19.	General Undertakings

The undertakings in this Clause 19 are given in favour of each Issuing Bank and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon written request by an Issuing Bank, supply certified copies to the Issuing Bank, of,

any authorisation required or desirable under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

19.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, Environmental Law), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

19.3	Negative pledge

(a)	No Obligor shall (and the Parent shall procure that no other Material Group Company shall) create or permit to subsist any Encumbrance over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Encumbrances.

19.4	Disposals and Mergers

(a)	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

(i)	enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets; or

(ii)	enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	Permitted Disposals; or

(ii)	any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

(A)	in respect of the Obligors or the successors-in-title or assignees of the Obligors, the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group;

(B)	the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and

(C)	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

19.5	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on at the date of this Agreement.

19.6	Insurance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

19.7	Environmental Compliance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) substantially comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

19.8	Environmental Claims

Each Obligor shall inform the Issuing Banks, in writing as soon as reasonably practical upon becoming aware of the same:

(a)	if any Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) threatened against any Material Group Company; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

19.9	Taxation

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties save:

(a)	to the extent that any failure to so pay or discharge would result in Tax liabilities less than US$30,000,000 (or its equivalent); or

(b)	to the extent that:

(i)	payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	such payment can be lawfully withheld.

19.10	Maintenance of Legal Status

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation.

19.11	Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Issuing Banks against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

19.12	Maintenance of Assets

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) ensure that it has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 19.12 could reasonably be expected to have a Material Adverse Effect.

19.13	Acquisitions

(a)	No Obligor shall (and the Parent shall ensure that no Material Group Company will), acquire any assets or business or make any investments.

(b)	Paragraph (a) above shall not apply to:

(i)	any acquisition of assets or business or any investment made, in each case, on arm’s length terms where the aggregate amount of consideration for that acquisition or investment does not exceed 20 per cent. of Market Capitalisation;

(ii)	any acquisition or investment made in the ordinary course of trading of the acquiring or investing entity;

(iii)	any investment in the ordinary course of trading of the Group of cash whose disposal is permitted under Clause 19.4 (Disposals and Mergers);

(iv)	an acquisition or investment by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal; or

(v)	any acquisition or investment (not being an acquisition that is classed as a “Category 1” transaction under the Listing Requirements of the JSE Limited):

(A)	made on arm’s length terms;

(B)	where the amount of consideration for such acquisition or investment is funded directly, or out of the proceeds of, an issue of shares in the Parent; and

(C)	in respect of which the Parent has confirmed to the Issuing Banks that the LTM EBITDA of the entity or asset to be acquired or invested in is positive, and that the asset or entity will be immediately cash accretive to the Group as certified by the Parent in a certificate signed by the chief financial officer of the Parent.

(c)	For the purposes of this Clause 19.13:

“LTM EBITDA” of an entity or asset means, at any time, the last 12 Months’ earnings before interest, tax, depreciation and amortisation of that entity or attributable to that asset (determined by reference to the most recently available financial statements relevant to that entity or asset).

19.14	Financial Indebtedness

No member of the Group (other than a Guarantor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

19.15	Ownership of Material Group Companies

Subject to applicable law, the Parent shall ensure that:

(a)

each existing Material Group Company on the date of this Agreement (other than the Cerro Corona Subsidiary, Newshelf, the Ghanaian Companies, Gold Fields Operations Limited and GFI Joint Venture Holdings Proprietary Limited) is and continues to be a wholly-owned Subsidiary of the Parent and each member of the Group which becomes a Material Group Company after the date of this Agreement is a wholly or partially owned Subsidiary of the Parent and that members of the Group will hold and continue to hold at least the same percentage of the issued share capital of such Material Group Company as was held by members of the Group at the time such Subsidiary became a Material Group Company;

(b)	the Parent holds and continues to hold at least 74 per cent. of the issued share capital of Newshelf;

(c)	Newshelf holds and continues to hold at least 74 per cent. of the issued share capital of each of Gold Fields Operations Limited and GFI Joint Venture Holdings Proprietary Limited;

(d)	the Parent indirectly holds and continues to indirectly hold at least 90 per cent. of the issued share capital of each Ghanaian Company; and

(e)	the Parent indirectly holds and continues to indirectly hold at least 99 per cent. of the common shares in the share capital of the Cerro Corona Subsidiary (which equates to 98.5 per cent. of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

19.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other Material Group Company will) be a creditor in respect of any Financial Indebtedness, or incur, grant or allow to remain outstanding any guarantees (except as required under the Finance Documents) in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan;

(ii)	a Permitted Guarantee; or

(iii)	for the avoidance of doubt, any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade, including any environmental bond which a member of the Group is required to issue under any applicable law.

19.17	Most Favoured Lender Agreement

(a)	Subject to paragraphs (b) and (d) below, the Parent shall not (and shall ensure that no Obligor or Material Group Company will):

(i)	enter into any credit facility, bond or note facility (each an “MFL Agreement”) that contains or benefits from a Relevant Provision which is either not included in this Agreement (and would be beneficial to the Issuing Banks) or would be more beneficial to the lenders, noteholders or bondholders under such MFL Agreement than any analogous provision of this Agreement is to the Issuing Banks, or

(ii)	amend any MFL Agreement so that the lenders, noteholders or bondholders under such MFL Agreement benefit from a Relevant Provision which is either not included in this

Agreement (and would be beneficial to the Issuing Banks) or would be more beneficial to the lenders, noteholders or bondholders under such MFL Agreement than any analogous provision of this Agreement is to the Issuing Banks, unless in each case, the Parent promptly and in any event within ten (10) Business Days after such circumstance arises gives notice accordingly to the Issuing Banks (the “MFL Notice”) and provides a copy of the Relevant Provision to the Issuing Banks.

(b)	Paragraph (a) above shall not apply to:

(i)	any credit facility, bond or note facility entered into by the Parent, an Obligor or a Material Group Company which is existing as at the date of this Agreement (an “Existing MFL Agreement”) save in respect of amendments made to such Existing MFL Agreements;

(ii)	any credit facility, bond, or note facility entered into for the purpose of refinancing a facility made available under an Existing MFL Agreement (a “Refinancing MFL Agreement”) on substantially the same terms as the Existing MFL Agreement it is refinancing; or

(iii)	any credit facility, bond or note facility, in relation to which the Financial Indebtedness to be incurred, or incurred thereunder constitutes Project Finance Borrowings (a “Project Finance Borrowing MFL Agreement”).

(c)	Unless the Majority Issuing Banks notify the Parent within fifteen (15) Business Days after receipt of the MFL Notice that it does not wish to accept the Relevant Provision, such Relevant Provision shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set out in this Agreement, without any further action required on the part of any Party, effective as of the date when such Relevant Provision became effective under the MFL Agreement. Thereafter each Obligor will promptly enter into such documentation and take such other action as the Majority Issuing Banks may reasonably request in order to give effect to (and give evidence of authorisation of) any amendments or additions to this Agreement required to give effect to the Relevant Provision under this Agreement.

(d)	If, at any time after the date of this Agreement, the clause equivalent to this Clause 19.17 contained in the Existing Group Facility Agreement is deleted, not included or varied (“Varied MFN Provision”) the Parent shall promptly notify the Issuing Banks and, if requested in writing by the Parent or the Majority Issuing Banks, the Parties will within fifteen (15) Business Days of such notice, enter into a variation agreement to amend this Agreement so that this Clause 19.17 is either deleted or varied to align in all material respects with the Varied MFN Provision (as the case may be).

19.18	Most Favoured Lender Agreement: Guarantees and Security

(a)	Subject to paragraphs (b) and (d) below, the Parent shall ensure that no Relevant Group Company:

(i)	is or becomes a borrower under any credit facility, bond or note facility to which an Obligor or a Material Group Company is party (each a “Relevant MFL Agreement”); or

(ii)	grants or has granted a guarantee, indemnity or any other credit support or any Encumbrance in respect of the obligations of any member of the Group under a Relevant MFL Agreement,

unless on or before the date of such accession or the date on which such guarantee, indemnity or other credit support or Encumbrance is granted, that Relevant Group Company is or has become an Additional Borrower and/or Additional Guarantor (as appropriate) under this Agreement and (if that Relevant Group Company has granted an Encumbrance in respect of the obligations of any member of the Group under the Relevant MFL Agreement) that Relevant Group Company shall grant or has granted an equivalent Encumbrance in favour of the Issuing Banks in form and substance satisfactory to the Majority Issuing Banks (acting reasonably) and corporate authorisations and opinions in relation to such Encumbrance in form and substance satisfactory to the Majority Issuing Banks (acting reasonably) have been delivered to the Issuing Banks.

(b)	Paragraph (a) above shall not apply to (i) any Existing MFL Agreements save in respect of Relevant Group Companies that become new borrowers or grant new guarantees, indemnities, or other forms of credit support or Encumbrances in respect of such Existing MFL Agreements after the date of this Agreement, (ii) any Refinancing MFL Agreement which has equivalent borrowers and benefits from equivalent guarantees and Encumbrances as the MFL Agreement it is refinancing or (iii) any Project Finance Borrowing MFL Agreement.

(c)	For the purposes of this Clause 19.18, a “Relevant Group Company” is a member of the Group which is neither an Obligor nor a Material Group Company.

(d)	If, at any time after the date of this Agreement, the clause equivalent to this Clause 19.18 contained in the Existing Group Facility Agreement is deleted, not included or varied (“Varied Security Provision”) the Parent shall promptly notify the Issuing Banks and, if requested in writing by the Parent or the Majority Issuing Banks, the Parties will within fifteen (15) Business Days of such notice, enter into a variation agreement to amend this Agreement so that this Clause 19.18 is either deleted or varied to align in all material respects with the Varied Security Provision (as the case may be).

19.19	Sanctions

(a)	The Parent shall not (and shall procure that no Subsidiary will) engage in any dealings or transactions occurring in a Sanctioned Country or with any person that at the time of the dealing or transaction is the subject or the target of Sanctions or located in any Sanctioned Country.

(b)	The Parent shall not (and shall procure that no Subsidiary will):

(i)	knowingly use, contribute or otherwise make available the proceeds of any Facility for the purpose of financing or making funds available directly; or

(ii)	use, contribute or otherwise make available the proceeds of any Facility for the purpose of financing or making funds available indirectly,

to any person which is the subject or target of any Sanctions or located in a Sanctioned Country, to the extent such financing or provision of funds is prohibited by Sanctions.

19.20	Anti-corruption

(a)	No Obligor shall (and the Parent shall ensure that no Subsidiary will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable Anti-Corruption Laws.

(b)	The Parent shall (and shall ensure that each of its Subsidiaries will) maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws.

20.	Events of Default

Each of the events or circumstances set out in this Clause 20 is an Event of Default (whether or not caused by any reason whatsoever outside the control of a Borrower or the Parent or any other person) save for Clause 20.16 (Acceleration) and Clause 20.17 (Remedy).

20.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within three (3) Business Days of its due date.

20.2	Financial covenants

Any requirement of Clause 18 (Financial Covenants) is not satisfied.

20.3	Other obligations

(a)	Subject to Clause 20.17 (Remedy), an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-Payment) and Clause 18 (Financial Covenants)).

(b)	No Event of Default will occur under paragraph (a) above in respect of Clause 19.9 (Taxation) unless the unpaid Taxes (which do not fall within paragraph (b), (ii) or (iii) of that Clause) exceed US$30,000,000 (or its equivalent).

20.4	Misrepresentation

(a)	Subject to Clause 20.17 (Remedy), any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made.

(b)	No Event of Default will occur under paragraph (a) above in respect of the representation contained in paragraph (a) of Clause 16.20 (Taxation) unless the unpaid Taxes (which do not fall within paragraphs (a)(i) and (a)(ii) of Clause 16.20 (Taxation)) exceed US$30,000,000 (or its equivalent).

20.5	Cross-default

(a)	Any Financial Indebtedness of a Material Group Company is not paid when due, nor where there is an applicable grace period, within the originally applicable grace period.

(b)	Any Financial Indebtedness of a Material Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of a Material Group Company is cancelled or suspended by a creditor of a Material Group Company as a result of an event of default (however described).

(d)	Any creditor of a Material Group Company becomes entitled to declare any Financial Indebtedness of a Material Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 20.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within paragraphs (a) to (d) of this Clause 20.5 above is less than US$30,000,000 (or its equivalent).

20.6	Insolvency

(a)	Any Material Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

(b)	The value of the assets of any Material Group Company, fairly valued, is less than its liabilities (taking into account contingent and prospective liabilities) which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

(c)	A moratorium is declared in respect of any Financial Indebtedness of any Material Group Company.

20.7	Insolvency proceedings

Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

(b)	a composition, compromise, assignment or arrangement with any creditor or class of creditors of any Material Group Company;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets;

(d)	enforcement of any Encumbrance over any assets of any Material Group Company; or

(e)	or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within thirty (30) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

20.8	Failure to comply with final judgment

Any Material Group Company fails within five (5) Business Days of the due date to comply with or pay any sum due from it under any material final judgment or any final order made or given by any court that is located in the Commonwealth of Australia or the United States of America or is otherwise located in, or whose judgement would be recognised or enforceable in, a jurisdiction in which a Material Group Company is located, incorporated or carries on business. For the purposes of this Clause 20.8, a “material final judgment” shall be any judgment for the payment of a sum of money in excess of thirty million US dollars (US$30,000,000) (or its equivalent).

20.9	Creditors’ process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of the attachment, sequestration, distress or execution affects any material asset of a Material Group Company and is not discharged within twenty-one (21) days. For the purposes of this Clause 20.9 a “material asset” is any single income producing asset of the relevant Material Group Company which contributes not less than 5 per cent. towards the Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 17.1 (Financial statements)) provided that any loss of mineral rights arising as a result of the operation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 (the “MPRDA”) (including the broad-based socio-economic empowerment charter, as amended, revised and/or restated (the “Mining Charter”), the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA) substantially in its current form as at the date of this Agreement and/or the operation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, substantially in its current form as at the date of this Agreement shall not constitute an expropriation for the purposes of this Clause 20.9.

20.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or such obligations cease to be legal, valid, binding or enforceable obligations.

20.11	Repudiation and Unenforceability

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

20.12	Governmental Intervention

By or under the authority of any government:

(a)	the management of any Material Group Company is wholly or partially displaced or the authority of any Material Group Company in the conduct of its business is wholly or partially taken over; or

(b)

all or a majority of the issued shares of any Material Group Company or material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired. For the purposes of this Clause 20.12 “material part of its revenues or assets” shall in relation to the relevant Material Group Company be construed as revenues comprising not less than 5 per cent. of the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis in accordance with the provisions of

Clause 20.9 (Creditors’ process) or assets which contribute not less than 5 per cent. towards the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis accordance with the provisions of Clause 20.9 (Creditors’ process), provided that neither the implementation of the MPRDA (including the Mining Charter, the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA) substantially in its current form as at the date of this Agreement nor the implementation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, in each case substantially in its current form as at the date of this Agreement, shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this Clause 20.12.

20.13	Material Adverse Effect

Any change occurs in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group taken as a whole since the date of the Original Financial Statements which could be reasonably likely to have a Material Adverse Effect.

20.14	Cessation of Business

Any Material Group Company ceases to carry on the business which it undertakes at the date of this Agreement.

20.15	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against any Material Group Company or its respective assets or revenues is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect.

20.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Majority Issuing Banks may, by notice to the Borrowers and the Parent:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Majority Issuing Banks;

(d)	declare that cash cover in respect of each Bank Guarantee is immediately due and payable at which time it shall become immediately due and payable; and/or

(e)	declare that cash cover in respect of each Bank Guarantee is payable on demand at which time it shall immediately become due and payable on demand by the Majority Issuing Banks.

20.17	Remedy

(a)	No Event of Default under this Clause 20 (other than those referred to in Clauses 20.1 (Non-payment), 20.2 (Financial covenants), 20.3 (Other obligations) (in respect of a failure by an

Obligor to comply with Clause 19.19 (Sanctions) or Clause 19.20 (Anti-corruption)) and 20.4 (Misrepresentation) (in respect of a representation or statement made by an Obligor under Clause 16.23 (Sanctions) or Clause 16.24 (Anti-corruption))) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied by an Obligor within ten (10) days of the earlier of the Majority Issuing Banks giving notice to the Obligors or any Obligor becoming aware of the failure to comply.

(b)	For the purposes of paragraph (a) above, the events or circumstances referred to in Clause 20.5 (Cross-default), Clause 20.6 (Insolvency), Clause 20.7 (Insolvency proceedings), Clause 20.8 (Failure to comply with final judgment), Clause 20.9 (Creditors’ process), Clause 20.10 (Unlawfulness), Clause 20.11 (Repudiation and unenforceability), Clause 20.13 (Material Adverse Effect) and Clause 20.14 (Cessation of Business) shall be deemed to be incapable of remedy save to the extent set out therein unless the Majority Issuing Banks determine otherwise.

20.18	Cash cover

The Issuing Bank of a Bank Guarantee shall place any cash cover it receives in respect of that Bank Guarantee into an interest-bearing account in the name of the Borrower under that Bank Guarantee, and in respect of which the following conditions must be met:

(a)	the account is with the Issuing Bank which issued that Bank Guarantee; and

(b)	until no amount is or may be outstanding under that Bank Guarantee, withdrawals from the account may only be made to pay that Issuing Bank amounts due and payable to it under this Agreement in respect of that Bank Guarantee, or otherwise as agreed in writing by that Issuing Bank.

When the Issuing Bank is satisfied that no amount is actually or contingently payable by it under that Bank Guarantee, it will pay the balance (if any) in the account to the Borrower unless an Event of Default is continuing.

SECTION 9

CHANGES TO PARTIES

21.	Changes to the Issuing Banks

21.1	Assignments and transfers by the Issuing Banks

Subject to this Clause 21, an Issuing Bank (the “Existing Issuing Bank”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Issuing Bank”).

21.2	Conditions of assignment or transfer

(a)	The consent of the Parent is required for an assignment or transfer by an Existing Issuing Bank, unless the assignment or transfer:

(i)	is to another Issuing Bank or an Affiliate of an Issuing Bank; or

(ii)	takes effect at a time when an Event of Default has occurred and is continuing.

(b)	The consent of the Parent to an assignment or transfer (if required) must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five (5) Business Days after the Existing Issuing Bank has requested it unless consent is expressly refused by the Parent within that time.

(c)	An Issuing Bank shall not assign or transfer rights to a person whom the officers of the relevant Existing Issuing Bank involved on a day-to-day basis in the administration of the Facility know to be an Offshore Associate of the relevant Borrower.

(d)	An assignment will only be effective on:

(i)	receipt by the Existing Issuing Bank (whether in the Assignment Agreement or otherwise) of written confirmation from the New Issuing Bank (in form and substance satisfactory to the Existing Issuing Bank) that the New Issuing Bank will assume the same obligations to the other Issuing Banks as it would have been under if it was an Original Issuing Bank; and

(ii)	performance by the Existing Issuing Bank of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Issuing Bank, the completion of which the Existing Issuing Bank shall promptly notify to the New Issuing Bank.

(e)	A transfer will only be effective if the procedure set out in Clause 21.4 (Procedure for transfer) is complied with.

(f)	If:

(i)	an Issuing Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Issuing Bank or Issuing Bank acting through its new Facility Office under Clause 10 (Tax Gross-up and Indemnities) or Clause 11 (Increased Costs),

then the New Issuing Bank or Issuing Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Issuing Bank or Issuing Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply where the payment is in relation to Australian Withholding Tax and there are at least two (2) Issuing Banks after the assignment, transfer or change, and the New Issuing Bank, or Issuing Bank acting through its new Facility Office, is not an Offshore Associate of the Borrower. In such instances, the New Issuing Bank, or Issuing Bank acting through its new Facility Office, will be entitled to full payment under Clause 10 (Tax Gross-up and Indemnities).

(g)	An Issuing Bank may not assign or transfer any of its rights or obligations under the Finance Documents or change its Facility Office, if the New Issuing Bank or the Issuing Bank acting through its new Facility Office would be entitled to exercise any rights under Clause 8.1 (Illegality) or Clause 8.2 (Illegality in relation to Bank Guarantees) as a result of circumstances existing as at the date the assignment, transfer or change is proposed to occur.

21.3	Limitation of responsibility of Existing Issuing Banks

(a)	Unless expressly agreed to the contrary, an Existing Issuing Bank makes no representation or warranty and assumes no responsibility to a New Issuing Bank for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Issuing Bank confirms to the Existing Issuing Bank and the other Issuing Banks that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Issuing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Issuing Bank to:

(i)	accept a re-transfer or re-assignment from a New Issuing Bank of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Issuing Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

21.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Parent receives a duly completed and executed Transfer Certificate delivered to it by the Existing Issuing Bank and the New Issuing Bank.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Issuing Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Issuing Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Issuing Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Issuing Bank have assumed and/or acquired the same in place of that Obligor and the Existing Issuing Bank;

(iii)	the New Issuing Bank and other Issuing Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Issuing Bank been an Original Issuing Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Issuing Banks shall each be released from further obligations to each other under the Finance Documents;

(iv)	the New Issuing Bank shall become a Party as an “Issuing Bank”; and

(v)	for purposes of this Agreement rights and obligations will be taken to have been transferred under a Transfer Certificate even though it operates as a novation and rights and obligations are replaced rather than transferred.

21.5	Procedure for assignment

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) an assignment is effected in accordance with paragraph (b) below when the Parent receives a duly completed and executed Assignment Agreement delivered to it by the Existing Issuing Bank and the New Issuing Bank.

(b)	On the Transfer Date:

(i)	the Existing Issuing Bank will assign absolutely to the New Issuing Bank the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Issuing Bank will be released by each Obligor and the other Issuing Banks from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Issuing Bank shall become a Party as an “Issuing Bank” and will be bound by obligations equivalent to the Relevant Obligations.

(c)	Issuing Banks may utilise procedures other than those set out in this Clause 21.5 to assign their rights under the Finance Documents (but not without the consent of the relevant Obligor or unless in accordance with Clause 21.4 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Issuing Banks nor the assumption of equivalent obligations by a New Issuing Bank) provided that they comply with the conditions set out in Clause 21.2 (Conditions of assignment or transfer).

21.6	Copy of Transfer Certificate or Assignment Agreement to Parent

The Existing Issuing Bank shall, as soon as reasonably practicable after the Transfer Certificate or Assignment Agreement, as the case may be, is executed, send to the Parent a copy of that Transfer Certificate or Assignment Agreement.

21.7	Security over Issuing Banks’ rights

(a)	In addition to the other rights provided to Issuing Banks under this Clause 21, each Issuing Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Issuing Bank including, without limitation:

(i)	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

(ii)	in the case of any Issuing Bank which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Issuing Bank as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(A)	release an Issuing Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Issuing Bank as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Issuing Bank under the Finance Documents.

22.	Changes to the Obligors

22.1	Assignment and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 17.7 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	either:

(A)	that Subsidiary is a wholly-owned Subsidiary incorporated in the same jurisdiction as an existing Borrower; or

(B)	all the Issuing Banks, acting reasonably, approve the addition of that Subsidiary;

(ii)	the Parent delivers to the Issuing Banks a duly completed and executed Accession Letter;

(iii)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower;

(iv)	the Subsidiary is an existing Guarantor or will accede as an Additional Guarantor in accordance with Clause 22.4 (Additional Guarantors) at the same time as becoming an Additional Borrower;

(v)	the Original Borrower is an existing Guarantor or will accede as an Additional Guarantor in accordance with Clause 22.4 (Additional Guarantors) at the same time as the Subsidiary becomes an Additional Borrower; and

(vi)	the Issuing Banks have received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Issuing Banks.

(b)	The Issuing Banks shall notify the Parent promptly upon being satisfied that they have received (in form and substance satisfactory to them) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

22.3	Resignation of an Additional Borrower

(a)	The Parent may request that a Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Issuing Banks a Resignation Letter.

(b)	The Issuing Banks shall accept a Resignation Letter and notify the Parent of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed to the Issuing Banks that this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

22.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 17.7 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if;

(i)	the Parent delivers to the Issuing Banks a duly completed and executed Accession Letter; and

(ii)	the Issuing Banks have received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Issuing Banks.

(b)	The Issuing Banks shall notify the Parent promptly upon being satisfied that they have received (in form and substance satisfactory to them) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

22.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and the representations in Clause 16.3 (Binding obligations), Clause 16.6 (Governing law and enforcement) and paragraph (b) of Clause 16.23 (Sanctions) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

22.6	Resignation of an Additional Guarantor

(a)	The Parent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Issuing Banks a Resignation Letter.

(b)	The Issuing Banks shall accept a Resignation Letter and notify the Parent of its acceptance if no Default is continuing and the Parent has confirmed to the Issuing Banks that this is the case.

SECTION 10

THE ISSUING BANKS

23.	Conduct of Business by the Issuing Banks

No provision of this Agreement will:

(a)	interfere with the right of any Issuing Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Issuing Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Issuing Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11

ADMINISTRATION

24.	Payment Mechanics

24.1	Payments to the Issuing Banks

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the relevant Issuing Bank (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Issuing Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the relevant Issuing Bank specifies.

24.2	Distributions to an Obligor

An Issuing Bank may (with the consent of the Obligor or in accordance with Clause 25 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.3	Partial payments

(a)	If an Issuing Bank receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Issuing Bank shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid amounts owing in respect of fees, costs, expenses, losses or liabilities of the Issuing Bank (other than any amount under Clause 6.1 (Claims under a Bank Guarantee) or, to the extent relating to the reimbursement of a claim (as defined in Clause 6 (Bank Guarantees), Clause 6.2 (Indemnity)) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any amounts due but unpaid under Clauses 6.1 (Claims under a Bank Guarantee) and 6.2 (Indemnity); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

24.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.5	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.6	Currency of account

(a)	Subject to paragraphs (b) and (c) below, Australian dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Australian dollars shall be paid in that other currency.

24.7	Change of currency

(a)	Unless otherwise prohibited by law, if more than one (1) currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the relevant Issuing Bank (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the relevant Issuing Bank (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Majority Issuing Banks (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

24.8	Disruption to payment systems etc.

If either the Issuing Banks determine (in their discretion) that a Disruption Event has occurred or the Issuing Banks are notified by the Parent that a Disruption Event has occurred:

(a)	the Issuing Banks may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Issuing Banks may deem necessary in the circumstances;

(b)	the Issuing Banks shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in their opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Issuing Banks and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 30 (Amendments and Waivers); and

(d)	no Issuing Bank shall not be liable for any damages, costs or losses to any person, any diminution of value or liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of that Issuing Bank) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.8.

25.	Set-off

An Issuing Bank may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Issuing Bank) against any matured obligation owed by that Issuing Bank to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Issuing Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	Notices

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address, fax number (and the department or officer, if any, for whose attention the communication is to be made) and, subject to Clause 26.4 (Electronic communication), email address, of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent:

Address:	150 Helen Road
Sandown Sandton 2196
South Africa

Fax No:	+ 27 86 720 2704

Email address:	Taryn.Harmse@goldfields.com

Attn:	Executive Vice President, General Counsel

(b)	in the case of each Issuing Bank or any other Obligor, that specified in Schedule 1 (The Original Parties) or notified in writing to the Issuing Banks (in the case of a change made by any Obligor) or notified to the Parent (in the case of a change made by an Issuing Bank), on or prior to the date on which it becomes a Party, or any substitute address or fax number or department or officer as the Party may notify to the Issuing Banks or Parent (as applicable) by not less than five (5) Business Days’ notice.

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

26.4	Electronic communication

(a)	Any communication to be made between the Parent or any Obligor and an Issuing Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if the Parent or Obligor and the relevant Issuing Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify one another in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify one another of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parent or Obligor and an Issuing Bank will be effective only when actually received in readable form.

(c)	In accordance with paragraph (a) above, each of the Parent, the Obligors and the Issuing Banks agree, for purposes of the delivery by any Borrower of a Utilisation Request pursuant to Clause 5.2 (Delivery of a Utilisation Request) (and without prejudice to any of the requirements of Clause 5.3 (Completion of a Utilisation Request)), electronic mail is unless and until notified to the contrary, an accepted form of communication.

26.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by an Issuing Bank, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.6	Obligor agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter (as the case may be) irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Issuing Banks and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any documents required hereunder and to make such agreements capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Issuing Bank to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent on its behalf,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made such agreements or received the relevant notice, demand or other communication.

(b)	Every act, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Parent or given to the Parent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent and any other Obligor, those of the Parent shall prevail.

27.	Calculations and Certificates

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by an Issuing Bank are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by an Issuing Bank of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty five (365) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

28.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Issuing Bank, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

30.	Amendments and Waivers

30.1	Required consents

Subject to Clauses 30.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Issuing Banks and the Parent and any such amendment or waiver will be binding on all Parties.

30.2	Exceptions

An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Issuing Bank” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment or an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the commitments of the Issuing Banks rateably under the Facility;

(e)	a change to the Borrowers or Guarantors (other than in accordance with Clause 22 (Changes to the Obligors));

(f)	any provision which expressly requires the consent of all the Issuing Banks; or

(g)	Clause 2.2 (Issuing Banks’ rights and obligations), Clause 15 (Guarantee and Indemnity), Clause 21 (Changes to the Issuing Banks) or this Clause 30, subject to Clause 30.5 (Consents and waivers under the Syndicated Facility Agreement), shall not be made without the prior consent of all the Issuing Banks.

30.3	Disenfranchisement of Defaulting Issuing Banks

(a)	For so long as a Defaulting Issuing Bank has any Available Commitment, in ascertaining the Majority Issuing Banks or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Issuing Bank’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 30.3, the Parent and the other Issuing Banks may assume that the following Issuing Banks are Defaulting Issuing Banks:

(i)	any Issuing Bank which has notified the Parent that it has become a Defaulting Issuing Bank;

(ii)	any Issuing Bank in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b), or (c) of the definition of “Defaulting Issuing Bank” has occurred,

unless they have received notice to the contrary from the Issuing Bank concerned (together with any supporting evidence reasonably requested by the Parent and the other Issuing Banks) or the Parent and the other Issuing Banks are otherwise aware that the Issuing Bank has ceased to be a Defaulting Issuing Bank.

30.4	Replacement of a Defaulting Issuing Bank

(a)	The Parent may, at any time an Issuing Bank has become and continues to be a Defaulting Issuing Bank, by giving five (5) Business Days’ prior written notice to such Issuing Bank:

(i)	replace such Issuing Bank by requiring such Issuing Bank to (and such Issuing Bank shall) transfer pursuant to Clause 21 (Changes to the Issuing Banks) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Issuing Bank to (and such Issuing Bank shall) transfer pursuant to Clause 21 (Changes to the Issuing Banks) all (and not part only) of the undrawn Commitment of the Issuing Bank,

to an Issuing Bank or other bank, financial institution, trust, fund or other entity (a “Replacement Issuing Bank”) selected by the Parent, and which is acceptable to the other Issuing Banks (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Issuing Bank (including the assumption of the transferring Issuing Bank’s participations or unfunded participations (as the case may be) on the same basis as the transferring Issuing Bank), for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Issuing Bank’s participation in the outstanding Utilisations and all accrued interest and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Issuing Bank pursuant to this Clause 30 shall be subject to the following conditions:

(i)	the Defaulting Issuing Bank shall have no obligation to the Parent to find a Replacement Issuing Bank;

(ii)	the transfer must take place no later than five (5) days after the notice referred to in paragraph (a) above; and

(iii)	in no event shall the Defaulting Issuing Bank be required to pay or surrender to the Replacement Issuing Bank any of the fees received by the Defaulting Issuing Bank pursuant to the Finance Documents.

30.5	Consents and waivers under the Syndicated Facility Agreement

Notwithstanding any other provision in this Agreement, where any consent is given or amendment or waiver agreed to by the Agent under and in accordance with the Syndicated Facility Agreement, the equivalent consent will be deemed to be given, or amendment or waiver will be deemed to be agreed, in respect of Clauses 16 (Representations) to 20 (Events of Default), by each Issuing Bank under this Agreement, and each Issuing Bank will promptly take all steps requested by the Parent to document any such consent, amendment or waiver.

31.	Confidential Information

31.1	Confidentiality

Each Issuing Bank agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2 (Disclosure of Confidential Information) and Clause 31.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Disclosure of Confidential Information

Any Issuing Bank may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Issuing Bank shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Issuing Bank or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation (except this paragraph does not permit the disclosure of any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies);

(vi)	to whom or for whose benefit that Issuing Bank charges, assigns or otherwise creates any Encumbrance (or may do so) pursuant to Clause 21.7 (Security over Issuing Banks’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes (except this paragraph does not permit the disclosure of any information under section 275(4) of the PPSA unless section 275(7) of the PPSA applies);

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Issuing Bank shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) or (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Issuing Bank, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Issuing Bank or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Issuing Bank; and/or

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

31.3	Disclosure to numbering service providers

(a)	Any Issuing Bank may disclose to any national or international numbering service provider appointed by that Issuing Bank to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	date of each amendment and restatement of this Agreement;

(vi)	the amount and name of the Facility (and any tranches);

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	Clause 33 (Governing Law);

(xi)	ranking of the Facility;

(xii)	Termination Date for the Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Issuing Bank and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xiv) above is, nor will at any time be, unpublished price-sensitive information.

31.4	Entire agreement

This Clause 31 constitutes the entire agreement between the Parties in relation to the obligations of the Issuing Banks under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.5	Inside Information

Each of the Issuing Banks acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Issuing Banks undertakes not to use any Confidential Information for any unlawful purpose.

31.6	Notification of disclosure

Each of the Issuing Banks agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 31.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 31.6.

31.7	Continuing obligations

The obligations in this Clause 31.7 are continuing and, in particular, shall survive and remain binding on each Issuing Bank for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Issuing Bank otherwise ceases to be an Issuing Bank.

32.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

33.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by laws of Western Australia.

34.	Enforcement

34.1	Jurisdiction

(a)	The courts of Western Australia have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with it) (a “Dispute”).

(b)	The Parties agree that the courts of Western Australia are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 34.1 is for the benefit of the Issuing Banks only. As a result, no Issuing Bank shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Issuing Banks may take concurrent proceedings in any number of jurisdictions.

34.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Australia):

(a)	irrevocably appoints the Original Borrower as its agent for service of process (in the case of an Obligor incorporated in South Africa, domicilium citandi et executandi) in relation to any proceedings before the courts of Western Australia in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
Gruyere Holdings Pty Ltd, incorporated in Australia	65 615 728 491

Name of Original Guarantors	Registration number (or equivalent, if any)
Gold Fields Limited, incorporated in South Africa	1968/004880/06
Gold Fields Holdings Company (BVI) Limited, incorporated in the British Virgin Islands	651406
Gold Fields Operations Limited, incorporated in South Africa	1959/003209/06
Gold Fields Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands	184982
GFI Joint Venture Holdings Proprietary Limited, incorporated in South Africa	1998/023354/07
Gold Fields Ghana Holdings (BVI) Limited, incorporated in the British Virgin Islands	651405

PART II

THE ORIGINAL ISSUING BANKS

Name of Original Issuing Bank	Commitment (A$)		Address for Service of Notice
Australia and New Zealand Banking Group Limited	A$	25,000,000	ANZ Institutional Banking Level 10, 77 St Georges Terrace Perth, WA 6000 Attention: Grant Nicholas Phone No: +61 8 6298 3174
Commonwealth Bank of Australia	A$	25,000,000	Commonwealth Bank of Australia Level 14, 300 Murray Street Perth, WA 6000 Attention: Greg Strapp Phone No: +61 8 9482 6681
Westpac Banking Corporation	A$	25,000,000	Westpac Banking Corporation 109 St Georges Terrace Perth, WA 6000 Attention: Andrew Strongman Phone No: +61 8 9426 2324 Fax No: +61 8 9426 2866
TOTAL	A$	75,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	A copy of a good standing certificate with respect to Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited and Gold Fields Ghana Holdings (BVI) Limited, issued as of a recent date by the Registrar of Corporate Affairs in the British Virgin Islands.

(c)	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders) of each Obligor (other than Obligors incorporated in Australia):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A certificate of incumbency from the registered agent for Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited and Gold Fields Ghana Holdings (BVI) Limited.

(f)	A copy of the resolution of the shareholders of Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited and Gold Fields Ghana Holdings (BVI) Limited approving the relevant resolutions of the board of directors and the transactions contemplated thereby.

(g)	A certificate of the Obligors (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments and any and all accrued interest would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded and that in respect of each Obligor to whom the South African Companies Act, 2008 applies the requirements of section 45 of such Act has been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

(h)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(i)	A copy of a shareholders’ resolution in terms of section 45 of the South African Companies Act, 2008 authorising the Original Guarantors which are South African registered companies, to provide the guarantee.

2.	Legal opinions

(a)	A legal opinion of Conyers Dill & Pearman, legal advisers to the Issuing Banks in the British Virgin Islands, substantially in the form distributed to the Original Issuing Banks prior to signing this Agreement.

(b)	A legal opinion of Edward Nathan Sonnenbergs, legal advisers to the Issuing Banks in South Africa, substantially in the form distributed to the Original Issuing Banks prior to signing this Agreement.

(c)	A legal opinion of MinterEllison, legal advisers to the Issuing Banks in Australia, substantially in the form distributed to the Original Issuing Banks prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 34.2 (Service of process) has accepted its appointment.

(b)	The Original Financial Statements of the Parent.

(c)	A 5 year mine level forecast of the Group based on a board approved life of mine plan.

(d)	Evidence that GMC has acquired or will acquire, on or before the first Utilisation Date, a participating interest in the Gruyere Gold JV.

(e)	Evidence that the fees then due from the Original Borrower pursuant to Clause 9 (Fees) have been paid or will be paid by the first Utilisation Date.

(f)	A copy of the approval of the Financial Surveillance Department of the South African Reserve Bank confirming that the South African Obligors may enter into and provide the guarantee as contemplated by this Agreement and that the South African Obligors in their capacity as Original Guarantors may enter into and implement the provisions of this Agreement (including the payment of any fees, costs or expenses which may be payable by them in relation to the Agreement). If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Issuing Banks and the South African Obligors acknowledge in writing to each other that such conditions are acceptable.

(g)	An up-to-date Group structure diagram.

(h)	Evidence that the Original Borrower has become an additional guarantor under the Existing Group Facility Agreement.

(i)	Completion by each Issuing Bank of all applicable “know your customer” checks.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower and the Parent.

2.	A copy of a good standing certificate with respect to any Additional Borrower incorporated in the British Virgin Islands, issued as of a recent date by the Registrar of Corporate Affairs in the British Virgin Islands.

3.	A copy of the Constitutional Documents of the Additional Borrower.

4.	If the Additional Borrower is incorporated in a jurisdiction other than Australia, a copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders) of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of incumbency from the registered agent of each Additional Borrower incorporated in the British Virgin Islands.

7.	If appropriate, a certificate of the Additional Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and that in respect of each Additional Borrower to whom the South African Companies Act, 2008 applies the requirements of section 45 of such Act has been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

8.	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other authorisation or other document, opinion or assurance which the Majority Issuing Banks consider to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If appropriate, a copy of the approval of the Financial Surveillance Department of the South African Reserve Bank confirming that the Additional Borrower may enter into and provide the guarantee as contemplated by this Agreement and that the Additional Borrower may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Issuing Banks and the Additional Borrower acknowledge in writing to each other that such conditions are acceptable.

11.	If available, the latest audited financial statements of the Additional Borrower.

12.	A legal opinion from legal advisers to the Issuing Banks in Australia.

13.	If the Additional Borrower is incorporated in a jurisdiction other than Australia, a legal opinion of the legal advisers to the Issuing Banks in the jurisdiction in which the Additional Borrower is incorporated.

14.	If the proposed Additional Borrower is incorporated in a jurisdiction other than Australia, evidence that the agent for service of process specified in Clause 34.2 (Service of process) has accepted its appointment in relation to the proposed Additional Borrower.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Parent.

2.	A copy of the Constitutional Documents of the Additional Guarantor.

3.	A copy of a good standing certificate with respect to any Additional Guarantor incorporated in the British Virgin Islands, issued as of a recent date by the appropriate official in the British Virgin Islands.

4.	If the Additional Guarantor is incorporated in a jurisdiction other than Australia, a copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders) of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of incumbency from the registered agent of each Additional guarantor incorporated in the British Virgin Islands.

7.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and that in respect of each Additional Guarantor to whom the South African Companies Act, 2008 applies the requirements of section 45 of such Act has been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

9.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.	A copy of any other authorisation or other document, opinion or assurance which the Majority Issuing Banks consider to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Guarantor.

12.	A legal opinion from legal advisers to the Issuing Banks in Australia.

13.	If the Additional Guarantor is incorporated in a jurisdiction other than Australia, a legal opinion of the legal advisers to the Issuing Banks in the jurisdiction in which the Additional Guarantor is incorporated.

14.	If the Additional Guarantor is incorporated in a jurisdiction other than Australia, evidence that the agent for service of process specified in Clause 34.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor.

15.	A copy of the approval of the Financial Surveillance Department of the South African Reserve Bank confirming that any Additional Guarantor incorporated in South Africa may enter into and provide the guarantees as contemplated by this Agreement and that the Additional Guarantor may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Issuing Banks and the Additional Guarantor acknowledge in writing to each other that such conditions are acceptable.

SCHEDULE 3

UTILISATION REQUEST

From:	[The Borrower]

To:	[●] as Issuing Bank

Dated:

Dear Sirs

Gruyere Holdings Pty Ltd – Bank Guarantee Facility Agreement dated              2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Bank Guarantee to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

Borrower	[●]

Issuing Bank	[●]

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency of Bank Guarantee:	Australian dollars

Amount:	[●], if less the Available Commitment

Beneficiary:	[●]

Beneficiary ABN/ACN:	[●]

[Term	[●]]

[Expiry Date	[●]]

[Underlying contract in respect of which the Bank Guarantee issued]	[●]]

3.	[The application form required by the Issuing Bank is attached.]/[We confirm that an electronic application has been or will be made using the Issuing Banks’ approved platform.]

4.	We confirm that each condition specified in Clause 5.5(b) (Issue of Bank Guarantee) is satisfied on the date of this Utilisation Request.

5.	[The purpose of this proposed Bank Guarantee is [●].]

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[●] as Parent

From:	[The Existing Issuing Bank] (the “Existing Issuing Bank”) and [The New Issuing Bank] (the “New Issuing Bank”)

Dated:

Gruyere Holdings Pty Ltd – Bank Guarantee Facility Agreement dated              2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.4 (Procedure for transfer):

(a)	The Existing Issuing Bank and the New Issuing Bank agree to the Existing Issuing Bank transferring to the New Issuing Bank by novation all or part of the Existing Issuing Bank’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number, email address and attention details for notices of the New Issuing Bank for the purposes of Clause 26.2 (Addresses) are set out in the Schedule.

3.	The New Issuing Bank expressly acknowledges the limitations on the Existing Issuing Bank’s obligations set out in paragraph (c) of Clause 21.3 (Limitation of responsibility of Existing Issuing Banks).

4.	The New Issuing Bank confirms, without liability to any Obligor, that it is:

(a)	[a Qualifying Issuing Bank (other than a Treaty Issuing Bank);]

(b)	[a Treaty Issuing Bank;]

(c)	[not a Qualifying Issuing Bank][1].

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate, and any non-contractual obligations arising out of or in connection with it, is governed by the laws of Western Australia.

[1]	Delete as applicable – each New Issuing Bank is required to confirm which of these three categories it falls within.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number, email address and attention details for notices and account details for payments,]

[Existing Issuing Bank]	[New Issuing Bank]

By:	By:

Market Entity Identifier:	Market Entity Identifier:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[●] as Parent, for and on behalf of each Obligor

From:	[the Existing Issuing Bank] (the “Existing Issuing Bank”) and [the New Issuing Bank] (the “New Issuing Bank”)

Dated:

Gruyere Holdings Pty Ltd – Bank Guarantee Facility Agreement dated              2017 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 21.5 (Procedure for assignment):

(a)	The Existing Issuing Bank assigns absolutely to the New Issuing Bank all the rights of the Existing Issuing Bank under the Agreement and the other Finance Documents which relate to that portion of the Existing Issuing Bank’s Commitments and participations in Bank Guarantees under the Agreement as specified in the Schedule.

(b)	The Existing Issuing Bank is released from all the obligations of the Existing Issuing Bank which correspond to that portion of the Existing Issuing Bank’s Commitments and participations in Bank Guarantees under the Agreement specified in the Schedule.

(c)	The New Issuing Bank becomes a Party as an Issuing Bank and is bound by obligations equivalent to those from which the Existing Issuing Bank is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Issuing Bank becomes Party to the Finance Documents as an Issuing Bank.

5.	The Facility Office and address, fax number and attention details for notices of the New Issuing Bank for the purposes of Clause 26.2 (Addresses) are set out in the Schedule.

6.	The New Issuing Bank expressly acknowledges the limitations on the Existing Issuing Bank’s obligations set out in paragraph (c) of Clause 21.3 (Limitation of responsibility of Existing Issuing Banks).

7.	The New Issuing Bank confirms, without liability to any Obligor, that it is:

(a)	[a Qualifying Issuing Bank (other than a Treaty Issuing Bank);]

(b)	[a Treaty Issuing Bank;]

(c)	[not a Qualifying Issuing Bank][2].

[2]	Delete as applicable – each New Issuing Bank is required to confirm which of these three categories it falls within.

8.	This Assignment Agreement acts as notice, upon delivery in accordance with Clause 21.6 (Copy of Transfer Certificate or Assignment Agreement to Parent), to the Parent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement, and any non-contractual obligations arising out of or in connection with it, is governed by the laws of Western Australia.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Commitment/rights to be assigned

[insert relevant details]

[Facility Office address, fax number, email address and attention details for notices and account details for payments,]

[Existing Issuing Bank]	[New Issuing Bank]

By:	By:

Market Entity Identifier:	Market Entity Identifier:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[●] as Issuing Banks

From:	[Subsidiary] and Gold Fields Limited

Dated:

Dear Sirs

Gruyere Holdings Pty Ltd – Bank Guarantee Facility Agreement dated              2017 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [22.2 (Additional Borrowers)]/[22.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a wholly owned Subsidiary of the Parent duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Specify purpose of the Bank Guarantee].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter, and any non-contractual obligations arising out of or in connection with it, is governed by the laws of Western Australia.

[This Accession Letter is entered into by deed.]

Gold Fields Limited	[Subsidiary]

By:	By:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[●] as Issuing Banks

From:	[resigning Obligor] and Gold Fields Limited

Dated:

Dear Sirs

Gruyere Holdings Pty Ltd – Syndicated Bank Guarantee Facility Agreement dated              2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Accession Letter.

2.	Pursuant to [Clause 22.3 (Resignation of an Additional Borrower)]/[Clause 22.6 (Resignation of an Additional Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter, and any non-contractual obligations arising out of or in connection with it, is governed by the laws of Western Australia and the Commonwealth of Australia.

Gold Fields Limited	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[●] as Issuing Banks

From:	Gold Fields Limited

Dated:

Dear Sirs

Gruyere Holdings Pty Ltd – Syndicated Bank Guarantee Facility Agreement dated              2017 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [●]:

(a)	Consolidated EBITDA to Consolidated Net Finance Charges

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on [●] was: [●]:1; and

(b)	Consolidated Net Borrowings to Consolidated EBITDA

the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on [●] was: [●]:1,

and attach calculations showing how these figures were calculated.

3.	We confirm that no Default is continuing.

Signed:

[Director]/[Executive Officer]	[Director]/[Executive Officer]

of	of

Gold Fields Limited	Gold Fields Limited

[insert applicable certification language]

[for and on behalf of

[name of auditors of the Parent]

SCHEDULE 9

FORM OF BANK GUARANTEE

Guarantee

No. XXXXXXXXXXX

Beneficiary	Applicant
XXXXXXX	XXXXXXXXX
XXXXXXXX	XXXXXXXXX
XXXXXXX	XXXXXXXXX
XXXXXXXX	XXXXXXXXX

Date of issue: [insert date]

Description of Contract / Agreement:

[insert Issuing Bank name] asks [insert beneficiary’s name] (“Beneficiary”) to accept this bank guarantee (“Undertaking”) in connection with [insert description of contract or agreement between the Beneficiary and Applicant] for

Guarantee Amount:

In consideration of the Beneficiary accepting this Undertaking and its terms, [insert Issuing Bank name] undertakes unconditionally to pay the Beneficiary on written demand from time to time any sum or sums up to an aggregate amount not exceeding:

([insert amount] (“Amount”)).

Undertaking:

[insert Issuing Bank name] will pay the Amount or any part of it to the Beneficiary upon presentation of this original Undertaking (accompanied by a written demand) at                    without reference to the Applicant and even if the Applicant has given [insert Issuing Bank name] notice not to pay the money, and without regard to the performance or non-performance of the Applicant or Beneficiary under the terms of the contract or agreement.

By accepting this Undertaking, the Beneficiary acknowledges and agrees that [insert Issuing Bank name] may rely entirely on any demand or notice as presented to it and has no responsibility or obligation to investigate the authenticity or correctness of the matters stated in a demand or notice, the signatures on the same, the positions of such signatories or the capacity or entitlement of the Beneficiary to give and execute the demand or notice.

Any alterations to the terms of the contract or agreement or any extensions of time or any other forbearance by the Beneficiary or Applicant will not impair or discharge [insert Issuing Bank name]’s liability under the Undertaking.

This Undertaking remains in force until the first to occur of:

•	The Beneficiary notifies [insert Issuing Bank name] in writing that the Undertaking is no longer required.

•	This original Undertaking is returned to [insert Issuing Bank name] [insert Trade Department Name and address]

•	[insert Issuing Bank name] has paid to the Beneficiary the Amount or the balance outstanding of the Amount.

•	4.00pm on the [insert date],in the State or Territory of presentation (“Expiry Date”). If the Expiry Date is not a business day in the State or Territory, then the Expiry Date shall be deemed to occur on the next business day.

Notwithstanding anything stated in this Undertaking, [insert Issuing Bank name] has the right to terminate it at any time by paying the Beneficiary the Amount or the balance outstanding of the Amount, or any lesser amount that the Beneficiary may require.

This Undertaking is personal to the Beneficiary. The Beneficiary cannot assign, transfer, charge or otherwise deal with its rights under this Undertaking and [insert Issuing Bank name] will not recognise any purported assignment, transfer, charge or other dealing.

This Undertaking will be governed by the laws of the place of presentation.

Executed at [insert City and State or Territory] for and on behalf of [insert Issuing Bank name and ACN number]

SCHEDULE 10

TIMETABLE

“U”	=	date of utilisation
“U – X”	=	X Business Days prior to date of Utilisation

Delivery of a duly completed Utilisation Request (Clause 5.2 (Delivery of a Utilisation Request))	U-3 10.00 a.m.

Delivery of a duly completed Renewal Request (Clause 5.6 (Renewal of a Bank Guarantee))	30 days prior to the Expiry Date of the relevant Bank Guarantee.

BBSY Bid is fixed	U 11.00 a.m.

SCHEDULE 11

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

Date: [●]

To:

[insert name of Potential Purchaser]

Re:    The Agreement

Parent:	(the “Parent”)

Date:

Amount:

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 (Permitted Disclosure) below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph 2.2(a) has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph 2.2(b) has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, an Issuing Bank is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Issuing Bank were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph 2.2(c) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph 2.2(c) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve (12)] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve (12)] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Parent and each other member of the Group.

10.	GOVERNING LAW AND JURISDICTION

10.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by Western Australian law.

10.2	The courts of Western Australia have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

11.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Parent and its subsidiaries for the time being (as such term is defined in the Corporations Act 2001 (Cth)).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller]

To:	[Seller]

The Parent and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]

SIGNATURES

THE PARENT

For and on behalf of

GOLD FIELDS LIMITED

By:	/s/ Paul A. Schmidt

THE ORIGINAL BORROWER

Executed in accordance with section 127 of
the Corporations Act 2001 by GRUYERE
HOLDINGS PTY LTD:

/s/ Alexander Munt	/s/ Kelly M Carter
Director Signature	Director/Secretary Signature

Alexander Munt	Kelly M Carter
Print Name	Print Name

THE ORIGINAL GUARANTORS

For and on behalf of

GOLD FIELDS LIMITED

By:	/s/ Paul A. Schmidt

THE ORIGINAL GUARANTORS

For and on behalf of

GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED

By:	/s/ Nicholas J. Holland

THE ORIGINAL GUARANTORS

For and on behalf of

GOLD FIELDS OPERATIONS LIMITED

By:	/s/ Nicholas J. Holland

THE ORIGINAL GUARANTORS

For and on behalf of

GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

By:	/s/ Colin Charles Bird

THE ORIGINAL GUARANTORS

For and on behalf of

GFI JOINT VENTURE HOLDINGS PROPRIETARY LIMITED

By:	/s/ Naseem A. Chohan

THE ORIGINAL GUARANTORS

For and on behalf of

GOLD FIELDS GHANA HOLDINGS (BVI) LIMITED

By:	/s/ Colin Charles Bird

THE ORIGINAL ISSUING BANKS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

Signed sealed and delivered for Australia and New Zealand Banking Group Limited by its attorney in the presence of

/s/ Andrew Thangarajah	f	/s/ Imogen Scanlan	f
Signature of witness		Signature of attorney

Andrew Thangarajah		Imogen Scanlan
Name of witness (print)		Name of attorney

THE ORIGINAL ISSUING BANKS

SIGNED by

Anthony Hobbard

As attorney for COMMONWEALTH

BANK OF AUSTRALIA under power of attorney dated 24 June 2013

In the presence of:

/s/ Lauren McGregor	/s/ Anthony Hobbard
Signature of witness	By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney

Lauren McGregor
Name of witness (block letters)

THE ORIGINAL ISSUING BANKS

For and on behalf of

WESTPAC BANKING CORPORATION

By:	/s/ Andrew Strongman
Andrew Strongman
Director, Natural Resources